Exhibit 10.8

Execution Version

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

among

ALGOMA DOCKS LIMITED PARTNERSHIP, as Borrower

and

ALGOMA DOCKS GP INC., as General Partner

and

ALGOMA STEEL INC., as Guarantor

and

GIP PRIMUS, L.P., as an Investor

and

BRIGHTWOOD CAPITAL FUND III HOLDINGS SPV-3, LLC, as an Investor

and

BRIGHTWOOD CAPITAL FUND III-U, LP, as an Investor

and

FORETHOUGHT LIFE INSURANCE COMPANY, as an Investor

and

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

and

CORTLAND CAPITAL MARKET SERVICES LLC, as Collateral Agent

Dated as of

November 30, 2018

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TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Page
Exhibits:
Exhibit A	–	Form of Borrowing Request
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	Form of Administrative Questionnaire
Exhibit F	–	Form of Sublease

Schedules:
Schedule 1.1(A)	–	Initial Security Documents
Schedule 2.1	–	Term Loan Commitments
Schedule 3.1(6)	–	Material Authorizations
Schedule 3.1(10)	–	Corporate Structure
Schedule 3.1(16)	–	Material Contracts
Schedule 3.1(18)	–	Taxes
Schedule 3.1(31)	–	Environmental Matters
Schedule 3.1(35)	–	Bank Accounts

-iii-

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

THIS SENIOR SECURED TERM LOAN CREDIT AGREEMENT dated as of November 30, 2018, is made among ALGOMA DOCKS LIMITED PARTNERSHIP, as Borrower, ALGOMA DOCKS GP INC., as General Partner, ALGOMA STEEL INC., as Guarantor, GIP PRIMUS, L.P., as Investor, BRIGHTWOOD CAPITAL FUND III HOLDINGS SPV-3, LLC, as Investor, BRIGHTWOOD CAPITAL FUND III-U, LP, as Investor, FORETHOUGHT LIFE INSURANCE COMPANY, as Investor, CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent and CORTLAND CAPITAL MARKET SERVICES LLC, as Collateral Agent.

RECITALS

A.	The Investors have agreed to provide the Term Loan to the Borrower.

B.	Steelco has agreed to guarantee the obligations of the Borrower in connection herewith.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions.

In this Agreement:

“Acquisition” means, with respect to any Person, any transaction or series of related transactions for the direct or indirect (i) acquisition of Assets of any other Person constituting a business or undertaking or division of any Person; or (ii) acquisition of any shares or Equity Interests of any Person, including acquisitions by amalgamation or other form of merger, and “Acquired” has a meaning correlative thereto.

“Administrative Agent” means Cortland Capital Market Services LLC, its successors and permitted assigns in its capacity as an administrative agent hereunder.

“Administrative Agent’s Account” means the Administrative Agent’s account located in Canada, the particulars of which shall have been notified by the Administrative Agent to the Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit E, or such other form as the Administrative Agent may from time to time request, addressed to the Administrative Agent.

“Advance Date” means the date on which the conditions set forth in Section 5.1 and 5.2 are satisfied (or waived pursuant to Section 11.2) and the Term Loan is advanced pursuant hereto.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

“Agreement” means this credit agreement and all the Exhibits and the Schedules attached hereto.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing and “know your client” applicable Laws, whether within Canada or elsewhere, including any regulations, orders and (to the extent having the force of Law) guidelines thereunder.

“Annual Other Tax Distribution Cap” means EUR 150,000.

“Annual Other Tax Distribution Surplus” means the greater of (i) zero and (ii) the aggregate amount by which (A) the aggregate amount of Other Tax Distributions for any previous calendar year is less than the Annual Other Tax Distribution Cap for such calendar year minus (B) the amount by which the aggregate amount of Other Tax Distributions for any previous calendar year exceeds the Annual Other Tax Distribution Cap for such calendar year.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means 5.00% per annum.

“Applicable Percentage” means, at any time with respect to any Investor, the percentage of the total principal amount of the Term Loan outstanding represented by such Investor’s portion thereof.

“Approval and Vesting Order” means an order with respect to the transactions contemplated by the Asset Purchase Agreement granted by the CCAA Court in form and substance satisfactory to the Borrower and the Investors, each acting in a commercially reasonable manner.

“Arm’s Length” has the meaning interpreted for the purposes of the Tax Act, as in effect as of the date hereof.

“Assets” or “assets” means, with respect to any Person, any property, assets and undertakings of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of such Person in any other Person).

“Asset Disposition” means, with respect to any Person, the sale, lease, license, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions, other than (a) inventory sold in the ordinary course of business upon customary credit terms, (b) sales of scrap or obsolete material or equipment which is not material in the aggregate, (c) leases of personal property (under which such Person is lessor) which have a Fair Market Value less than $100,000 for all such transactions and which is no longer used or useful in the business, and (d) licenses granted to third parties in the ordinary course of business.

“Asset Purchase Agreement” means the purchase and sale agreement dated the date hereof between BDO Canada Limited, solely in its capacity as Court-appointed receiver of POI, and the Borrower.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Investor and an assignee in the form of Exhibit B.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Borrower” means Algoma Docks Limited Partnership, an Ontario limited partnership, and its successors.

“Borrower’s Account” means the Borrower’s account, the particulars of which shall have been notified by the Borrower to the Administrative Agent.

“Borrowing” means the availment of the Term Loan on the Advance Date.

“Borrowing Request” has the meaning set out in Section 2.2.

“Business” means (a) the operation of the port lands more particularly described in the Lease and (b) any business that is the same, similar or otherwise reasonably related, ancillary or complementary thereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, London, England or Toronto, Canada are authorized or required by applicable Law to remain closed.

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower during such period that, in accordance with IFRS, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS, provided that Capital Lease Obligations shall in any event exclude the Lease.

“CCAA Court” means the Ontario Superior Court of Justice (Commercial List).

“Change in Law” means (i) the adoption or taking effect of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance of any request, rule, guideline or directive (in the case of Section 2.10, whether or not having the force of Law, where customarily complied with by responsible financial institutions) by any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means (a) either the Borrower or the General Partner shall cease to be a Wholly-Owned Subsidiary of Steelco or (b) the General Partner shall cease to be the sole general partner of the Borrower.

“Closing Date” means November 30, 2018, being the date on which this Agreement is executed and delivered by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” means the property described in and subject to the Liens and security interests purported to be created by any Security Document.

“Collateral Agent” means Cortland Capital Market Services LLC, its successors and permitted assigns in its capacity as a collateral agent hereunder.

“Compliance Certificate” means a certificate of the General Partner substantially in the form of Exhibit C addressed to the Administrative Agent, the Collateral Agent and the Investors, signed by a Responsible Officer of the General Partner substantially (in his or her capacity as such) (a) stating that a review of the financial statements accompanying such certificate during the period to which they relate and of the activities of the Borrower and the General Partner substantially has been made under such Responsible Officer’s supervision with a view to determining whether the Borrower and the General Partner have fulfilled all of their obligations under this Agreement and the other Loan Documents to which each is a party, and (b) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing and that all representations and warranties made in this Agreement continue to be true and correct as if made on the date of such certification (or specifying the nature of any change), except where any such representation or warranty refers to a different date.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Material Contracts” means, collectively the Asset Purchase Agreement, the Lease and the Sublease, and “Core Material Contract” means any one of them.

“Credit Parties” means, collectively, the Borrower, the General Partner and Steelco, and “Credit Party” means any one of them.

“Debt” of any Person means, at any time, (without duplication), (i) all indebtedness of such Person for borrowed money including bankers’ acceptances, letters of credit or letters of guarantee, (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness, to the extent the same would be required to be shown as a liability on a balance sheet prepared in accordance with IFRS, (iii) all Capital Lease Obligations and all other Purchase Money Obligations of such Person; (iv) all other indebtedness upon which interest charges are customarily paid by such Person, other than any such obligations incurred in the ordinary course of business of such Person for the purpose of carrying on the same, (v) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or Debt provided all conditions precedent for such retraction or redemption have been satisfied, (vi) the amount of any continuing investment or collateralization in connection with an asset securitization (regardless of form) or other form of credit enhancement or recourse made or required to be made under any asset securitization, (vii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), other than customary title reservations or retention of title under agreements with suppliers entered into in the ordinary course of business, (viii) all indebtedness of another Person secured by a contractually granted Lien (and not a Lien arising by operation of applicable Law) on any properties or assets of such Person (limited to the Fair Market Value of such assets, where there is no other recourse to such Person), and (ix) all Debt Guaranteed by such Person. For greater certainty, “Debt” shall not include accrued expenses or current trade payables arising in the ordinary course of business.

“Debt Guaranteed” by any Person means, without duplication, the maximum amount which may be outstanding at the relevant time of all Debt of the kinds, referred to in (i) through (viii), inclusive, of the definition of Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other Person against loss, provided that in circumstances in which less than such amount has been guaranteed by such Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed.

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Distribution” means any payment by Steelco, the General Partner or the Borrower to any of their respective Affiliates or, in the case of Steelco, to the holder of any Equity Interests of Steelco or to any Affiliate thereof, including (i) any dividend or other distribution, direct or indirect, on account of any equity units or shares of any class of Steelco, the General Partner or the Borrower (other than any such distribution made solely in Equity Interests), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition by Steelco, the General Partner or the Borrower for value, direct or indirect, of any equity units or shares in its own capital (other than any redemption, retirement, sinking fund or similar payment by way of issuance of equity units or shares), (iii) any payment by Steelco, the General Partner or the Borrower made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any equity units or shares in its own capital, (iv) any payment by Steelco, the General Partner or the Borrower on account of any principal of or interest or premium on any Debt that is owed to a holder of Equity Interests of such Person or to an Affiliate of a holder of Equity Interests of such Person, or (v) management fees or comparable payments by Steelco, the General Partner or the Borrower to any Affiliate thereof.

“Environmental Laws” means all Laws (including policies, practices and guidelines of any Governmental Authority, but only to the extent having the force of Law) relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Materials.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) the violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) a Release or the presence or migration of any Hazardous Material in, under, through or from the Leased Lands, (e) any monitoring, management, mitigation, remediation or closure obligations under or related to the Landfill Approval or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all permits, authorizations, approvals, registrations and licenses required by Environmental Laws.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“Equivalent Amount” means, with respect to any specified amount of currency other than U.S. Dollars, the amount of U.S. Dollars that may be purchased with such amount of other currency at the Bank of Canada average rate for the purchase of U.S. Dollars with such other currency in effect for the Business Day with respect to which such computation is required for the purpose of this Agreement or, in the absence of such a buying rate on such date, using such other rate as the Administrative Agent may reasonably select, in consultation with the Required Investors.

“Events of Default” has the meaning set out in Section 9.1.

“Excluded Taxes” means, with respect to an Investor or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income Taxes imposed on (or measured by) its net income, capital Taxes or franchise Taxes, in each case, imposed by any jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Investor, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes or as a result of a present or future connection between such recipient and the jurisdiction imposing such Tax (other than such connection arising from the acquisition, holding or ownership of any interests in amounts owing to such recipient under this Agreement or any Loan Document, or such connection arising from such recipient having executed, delivered or performed its obligations or received payment under, or enforced its rights and remedies under, this Agreement or any other Loan Document), (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) any Canadian withholding taxes imposed on amounts payable to or for the benefit of a recipient as a result of such recipient (i) not dealing at arm’s length (within the meaning of the Tax Act) with a Credit Party, or (ii) being a “specified non-resident shareholder” of Borrower or a non-resident person not dealing at arm’s length with a “specified shareholder” of Borrower (in each case within the meaning of the Tax Act) (other than where the recipient does not deal at arm’s length with a Credit Party, or is a “specified non-resident shareholder” or is not dealing at arm’s length with a “specified shareholder” of Borrower, as the case may be, in connection with or as a result of the recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document), (d) taxes attributable to the failure to comply with Section 2.12(5) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipt” means any tax refund or extraordinary payment or other amount received in cash by the Borrower or the General Partner (excluding any issuance of Equity Interests which is subject of a mandatory repayment pursuant to Section 2.7(1)), and except for any amounts received by the Borrower or the General Partner from a Governmental Authority, a government backed development fund or any similar entity which are designated by such Governmental Authority, fund or entity to be used for a specific use.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at Arm’s Length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set out in such appraisal, and (b) with respect to any marketable security at any date, the final price for the purchase of such marketable security at face value quoted on such Business Day by a financial institution of recognized standing selected by the Required Investors which regularly deals in securities of such type.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate calculated by the New York Federal Reserve Board (“NYFRB”) based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the letter agreement dated as of the date hereof between the Borrower, the Administrative Agent and the Collateral Agent.

“Final” means, with respect to any order of any court of competent jurisdiction, that such order shall not have been stayed, appealed, varied (except with the consent of the

Investors, acting reasonably) or vacated, and all time periods within which such order could at law be appealed shall have expired.

“Fiscal Quarter” means any fiscal quarter of Steelco, the General Partner or the Borrower, as applicable.

“Fiscal Year” means any fiscal year of Steelco, the General Partner or the Borrower ending on March 31 of each calendar year, as applicable.

“General Partner” means Algoma Docks GP Inc., a British Columbia corporation, the general partner of the Borrower, and its successors.

“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“GSA” means the general security agreement dated as of the date hereof among the Borrower, the General Partner and the Collateral Agent, for and on behalf of itself, the Investors and the Administrative Agent constituting a first-priority Lien (subject to Permitted Liens) over all present and future property (both real and personal) of the Borrower and the General Partner, including all Equity Interests in which the Borrower or the General Partner have any right, title or interest.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, constituent or material which (a) is or becomes listed or regulated as toxic or hazardous under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedge Arrangement” means any arrangement which is a swap transaction, basis swap, forward rate transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of such transactions or arrangements) designed and entered into to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

“Hedging Costs Cash Flow” has the meaning set out in Section 2.7(1).

“ICE Benchmark Administration Interest Settlement Rate” means, with respect to any period, the London interbank offered rate for U.S. Dollar deposits with maturities comparable to such period administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

“IFRS” means international financial reporting standards issued by the International Accounting Standards Board as in effect in Canada from time to time.

“Impermissible Qualification” means, relative to (a) the financial statements or notes thereto of the Borrower or the General Partner; or (b) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification to such financial statements, notes, opinion or report, as the case may be, which (i) is of a “going concern” or similar nature involving the ability of the Borrower or the General Partner to continue in the future (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of the Term Loan, the credit facilities available under the Steelco Exit Facility Agreements or any other Debt occurring within one year of the date of delivery of the relevant audit opinion); or (ii) relates to any limited scope of examination of material matters relevant to such financial statement if such limitation results from the refusal or failure of the Borrower or the General Partner to grant access to necessary information therefor.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.3(2).

“Initial Security Documents” means the materials described in Schedule 1.1(A).

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in respect of the Term Loan, the period commencing on the Advance Date and ending on the numerically corresponding day in the calendar month that is three months thereafter and each succeeding three month calendar period thereafter, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due.

“Inter-Lender Agreement” means an intercreditor agreement among the Collateral Agent, the Borrower, the General Partner, Steelco and the lenders under each Steelco Exit Facility Agreement (or the agent thereof), which is in form and substance acceptable to the Investors, acting reasonably.

“Investments” means, in respect of any Person, (a) any advances, loans, guarantees or other extensions of credit or capital contributions or the provision of any other financial assistance of any kind to (by means of transfers of property, money or assets) any other Person, and, for greater certainty, includes any Debt of any other Person guaranteed by such Person (but excluding advances to directors, officers and employees for moving and travel, drawing accounts and similar expenditures in the ordinary course of business and accounts receivable arising from sales or services rendered in the ordinary course of such Person’s business), (b) any Acquisition or (c) any purchase or acquisition of, or any other type of investment in, any bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment will be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a dividend or return of capital, repayment of loans and advances, or as proceeds of Asset Dispositions, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property will be valued at its Fair Market Value at the time of such transfer.

“Investors” means (and each, an “Investor”), as at the Closing Date, GIP Primus, L.P. and Brightwood Capital Fund III Holdings SPV-3, LLC, Brightwood Capital Fund III-U, LP, Forethought Life Insurance Company, and thereafter any other Person that shall have become a party hereto as an “Investor” pursuant to an Assignment and Acceptance, and its successors (and for greater certainty shall exclude any such Person that ceases to be an Investor for the purposes of this Agreement pursuant to an Assignment and Acceptance).

“Investor’s Account” means, in respect of any Investor, such Investor’s account, the details of which shall have been provided by such Investor to the Administrative Agent.

“Landfill Approval” means Environmental Compliance Approval (Waste Disposal Site) No. A560101, as amended, restated, supplemented or otherwise modified, replaced, reissued or renewed.

“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (and in respect of Steelco, the General Partner or the Borrower, legally enforceable or in respect of which entities similar to Steelco, the General Partner or the Borrower, as applicable, customarily comply) (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

“Lease” means the amended and restated port lease dated as of the date hereof between Steelco, as landlord, (as successor in interest to Essar Steel Algoma Inc.) and the Borrower, as tenant, (as successor in interest to Port of Algoma Inc.) (as amended, restated, supplemented or replaced as permitted herein).

“Leased Lands” means the lands and premises leased to the Borrower pursuant to the Lease.

“LIBO Rate” means, for any Interest Period, the ICE Benchmark Administration Interest Settlement Rate at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent, in consultation with the Required Investors, to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London,

England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, and provided further that at if at any time the LIBO Rate as determined above is less than 0% per annum, the LIBO Rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, or defect of title in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) any purchase option, call or similar right of a third party with respect to such asset, and (d) any other arrangement having the effect of providing security over such asset.

“Loan Documents” means this Agreement, the Security Documents, the Steelco Guarantee, the Fee Letter and the Borrowing Request, together with any other document, instrument or agreement now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Credit Parties taken as a whole, (b) the ability of the Borrower, the General Partner or Steelco to perform its respective obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Collateral Agent, the Investors or the Administrative Agent thereunder or (d) the value of the Collateral.

“Material Authorization” means (a) the Authorizations listed and described on Schedule 3.1(6), and (b) any other Authorization the breach, non-performance, cancellation or non-availability of which or failure to renew which could reasonably be expected to have a Material Adverse Effect.

“Material Contract” means (a) the Core Material Contracts, (b) the contracts, licences and agreements listed and described on Schedule 3.1(16) and (c) any other contract, licence or agreement (i) to which the Borrower or the General Partner is a party or bound, (ii) which is material to, or necessary in, the operation of the business of the Borrower or the General Partner, (iii) in respect of which the Borrower or the General Partner does not promptly obtain or enter into alternative commercially reasonable arrangements and (iv) the absence of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the date which is seventy-eight (78) months after the Advance Date (or, if such date is not a Business Day, the immediately preceding Business Day).

“Monitor’s Port Vesting Certificate” means the monitor’s port vesting certificate in the form attached as Schedule “A” to the Approval and Vesting Order.

“Monitor’s Sale Certificate” means the monitor’s sale certificate in the form attached as Schedule “A” to the Steelco Approval and Vesting Order.

“Net Proceeds” means any one or more of the following:

(a)

with respect to any Asset Disposition by the Borrower or the General Partner, the net amount equal to the aggregate amount received in cash in connection with such Asset Disposition (including, without limitation, the release of any amount from an indemnity reserve, escrow or similar fund established in connection with such Asset Disposition, but only as and when received), less the sum of reasonable fees, including reasonable accounting, advisory and legal fees, commissions and other out-of-pocket expenses, a provision of taxes attributable to such Asset Disposition and costs associated with the repayment of Debt (as evidenced by supporting documentation provided to the Investors) or the unwinding of any hedge agreements incurred or paid for by the Borrower or the General Partner in connection with such Asset Disposition;

(b)

with respect to the receipt of proceeds of any Extraordinary Receipt, the net amount equal to the aggregate amount received (or receivable) in cash by the Borrower or the General Partner in connection with such Extraordinary Receipt less a provision for taxes attributable thereto; and

(c)

with respect to the issuance of any Equity Interests by any Person or of any capital contributions by any Person in such Person, the net amount equal to the aggregate amount received in cash in connection with such issuance or contribution by any Person in such Person, less the sum of reasonable fees, including reasonable accounting, advisory and legal fees, commissions and other out-of-pocket expenses incurred or paid for by such Person in connection with the issuance of any such Equity Interests or of any capital contributions by any Person in such Person.

“Other Taxes” has the meaning set out in Section 2.12(2).

“Participant” has the meaning set out in Section 11.4(3).

“Party” means a party to this Agreement and reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Pension Plan” means a pension plan which is or was sponsored, administered or contributed to, or required to be contributed to by, any Credit Party or under which any Credit Party has any actual or potential liability.

“Permitted Amendments” means, in respect of the Lease and the Sublease, any amendment that does not materially and adversely impact (i) the rights of the Investors under the Loan Documents,(ii) the Borrower’s ability to make payments owed under this Agreement, or (iii) the value of the Collateral; provided that, any amendment to any of Sections 4.1, 4.2, 5.2, 5.4, 6.1, 6.2, 11.1, 14.3, 15.1, 15.2, 19.1 or 19.2 of the Lease or any of Sections 2.2, 2.3, 2.4, 2.5, 2.6 or 2.7 of the Sublease shall not be a Permitted Amendment.

“Permitted Cash Investments” means an Investment by the Borrower or the General Partner in any of the following:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada (or any Province thereof) or the Government of the United States of America (or in each case by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or any Province thereof or the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)

commercial paper maturing within 365 days from the date of acquisition thereof and rated, at such date of acquisition, at least “Prime 1” (or the then equivalent grade) by Moody’s or “A” (or the then equivalent grade) by S&P or R-1 Low (or the then equivalent grade) by Dominion Bond Rating Service Limited;

(c)

certificates of deposit, bankers’ acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province having, at such date of acquisition, a credit rating on its non-credit enhanced long-term unsecured Debt of at least “A-” by S&P;

(d)

fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)

securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(f)	money market funds that (i) are rated “AAA” by S&P and “Aaa” by Moody’s and (ii) have portfolio assets of at least Cdn. $5,000,000 (or the Equivalent U.S. $ Amount), or

(g)	deposits in bank accounts made in the ordinary course of business and otherwise permitted hereunder.

“Permitted Liens” means:

(a)	Liens in favour of the Collateral Agent, the Investors and/or the Administrative Agent for the obligations of any Credit Party under or pursuant to the Loan Documents;

(b)

Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith and by appropriate proceedings and provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(c)

carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts (i) which are not overdue for a period of more than 30 days, or (ii) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(d)	statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(e)

undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(f)

registered servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, registered easements, licenses or restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Credit Party;

(g)	Liens of or resulting from any judgment or award not resulting in an Event of Default hereunder;

(h)

securities provided to or deposits with public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;

(i)

Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Credit Party;

(j)	customary rights of set-off or combination of accounts in favour of a financial institution with respect to deposits maintained by it; and

(k)

any extension, renewal or replacement of any of the foregoing, provided, however, that such extended, renewed or replacement Liens shall not be extended to cover any additional Debt of the Credit Parties or any additional property (other than a substitution of like property).

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“POI” means Port of Algoma Inc.

“POI Credit Agreement” means the Senior Secured Term Loan Credit Agreement dated as of November 14, 2014 among POI, Port Holding Company, Deutsche Bank Trust

Company Americas, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent, as such agreement may have been amended, modified or supplemented from time to time.

“Port Assets” means the “Purchased Assets”, as defined in and constituted pursuant to the Approval and Vesting Order.

“Purchase Money Obligation” means, in respect of any Person, any Lien charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where: (i) the principal amount secured by such security interest is not in excess of the cost to such Person of the property acquired and costs associated with such acquisition; and (ii) such security interest extends only to the property acquired and the proceeds therefrom.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Release” is to be broadly interpreted and shall include an actual or threatened discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials into the environment which is or could reasonably be expected to result in a breach of any Environmental Laws.

“Required Insurance” means:

(a)

a minimum limit of $10,000,000 (aggregate) for Marine Liability including pollution coverage with the exception of $1,000,000 in respect of Voluntary Wreck Removal within a specific Marine Liability policy underwritten on behalf of the Borrower and the General Partner;

(b)	a minimum limit of $10,000,000 any one conveyance for Cargo within a specific Marine Cargo policy underwritten on behalf of the Borrower and the General Partner;

(c)	a minimum limit of $10,000,000 for Directors & Officers Liability to be written specifically on behalf of the Borrower and the General Partner;

(d)	the Borrower and the General Partner shall be scheduled as an “additional insured” as their interest may appear within the Property policies for Steelco;

(e)

the Borrower and the General Partner shall be named as an “additional insured” under the Marine Liability policy, the Primary General Liability policy, the Primary Automobile Liability policy for Steelco; and

(f)	the Borrower and the General Partner shall be named as an “additional insured” under the excess Umbrella Liability policies for Steelco, which policies shall be in an amount of $55,000,000.

“Required Investors” means, at any time, Investors holding 67% or more of the aggregate principal amount of the Term Loan then outstanding.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into after the date hereof pursuant to which such Person (or one or more of its Affiliates) transfers or causes the transfer of any Assets to another Person and leases such Assets back from such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council or Canada, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more by any Person or Persons referenced in clause (a).

“Secured Liabilities” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, mature or unmatured) of the Credit Parties, as applicable, to the Collateral Agent and/or the Investors and/or the Administrative Agent under, in connection with or with respect to this Agreement and the other Loan Documents, and any unpaid balance thereof.

“Security Documents” means the agreements or instruments described or referred to in Schedule 1.1(A) or Article 4 (including, to the extent such Article describes an amendment, the agreement or instrument amended thereby) and any and all other agreements or instruments now or hereafter executed and delivered by a Credit Party as security (including by way of guarantee) for the payment or performance of all or part of the Secured Liabilities, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.

“Short-Term Note” means the promissory note dated as of the date hereof in the principal amount of U.S.$73,000,000 granted by the Borrower in favour of POI in partial payment for the Port Assets acquired pursuant to the Asset Purchase Agreement.

“Solvency Certificate” means a certificate of the General Partner substantially in the form of Exhibit D addressed to the Administrative Agent, the Collateral Agent and the Investors.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, and (b) such Person is able to pay its debts and liabilities as they mature. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Steelco” means Algoma Steel Inc. and its successors.

“Steelco Approval and Vesting Order” means an order with respect to the transactions contemplated by the Steelco Asset Purchase Agreement granted by the CCAA Court in form and substance satisfactory to Steelco and the Investors, each acting in a commercially reasonable manner.

“Steelco Asset Purchase Agreement” means the asset purchase agreement made as of July 20, 2018 among Essar Steel Algoma Inc., Essar Steel Algoma Inc. USA and Steelco.

“Steelco Exit ABL Facility” has the meaning set out in the definition of Steelco Exit Facility Agreements.

“Steelco Exit CapEx Facility” has the meaning set out in the definition of Steelco Exit Facility Agreements.

“Steelco Exit Facility Agreements” means, collectively (a) that certain revolving credit agreement dated as of the date hereof (the “Steelco Exit ABL Facility”) between, among others, Steelco, as borrower, and the lenders and other financial institutions party thereto from time to time and Wells Fargo Capital Finance Corporation Canada, as administrative agent and collateral agent, pursuant to which such lenders and financial institutions have committed to provide revolving loans from time to time to Steelco on the terms set forth therein, (b) that certain term loan credit agreement dated as of the date hereof (the “Steelco Exit Term Loan Facility”) between, among others, Steelco, as borrower, and the lenders and other financial institutions party thereto from time to time and Cortland Capital Market Services LLC, as administrative agent and collateral agent, pursuant to which such lenders and financial institutions have committed to provide a term loan to Steelco on the terms set forth therein, (c) that credit agreement dated as of the date hereof (the “Steelco Exit CapEx Facility”) among Steelco, as borrower, and Her Majesty the Queen in Right of the Province of Ontario, as represented by the Minister of Energy, Northern Development and Mines, pursuant to which Steelco is provided a capital expenditures facility subject to the terms set forth therein and (d) that certain senior secured loan agreement dated as of the date hereof among Steelco, as borrower, and Her Majesty the Queen in Right of Canada, as represented by the Minister responsible for Federal Economic Development Agency for Southern Ontario, pursuant to which Steelco is provided a capital expenditures facility subject to the terms set forth therein, and that certain program of Strategic Innovation Fund (under the auspices of the Ministry of Innovation, Science and Economic Development Canada) pursuant to which Steelco is provided a secured facility subject to the terms set forth therein (collectively, the “Steelco Exit FedDev Facility”) in each case, as may be amended, restated or refinanced from time to time.

“Steelco Exit FedDev Facility” has the meaning set out in the definition of Steelco Exit Facility Agreements.

“Steelco Exit Term Loan Facility” has the meaning set out in the definition of Steelco Exit Facility Agreements.

“Steelco Guarantee” means the unlimited guarantee from Steelco dated as of the date hereof in favour of the Collateral Agent, the Investors and the Administrative Agent with respect to the debts, liabilities and obligations of the Borrower and the General Partner under the Loan Documents (as amended, restated, supplemented or replaced).

“Sublease” means the sublease dated as of the date hereof among Steelco and the Borrower, substantially in the form attached hereto as Exhibit F, pursuant to which the Borrower will sublease to Steelco the Port Assets in return for quarterly lease payments.

“subsidiary” or “Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” means all present or future taxes, charges, fees, levies, imposts, deductions, withholdings and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance premiums and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term Loan” has the meaning set out in Section 2.1.

“Transactions” means (a) the execution, delivery and performance by (i) the Credit Parties of this Agreement and the other Loan Documents to which it is a party, (ii) Steelco and the Borrower of the Sublease, and (iii) the Borrower and Steelco of the Core Material Contracts, and (b) the borrowing of the Term Loan and the use of the proceeds thereof.

“U.S. Base Rate” means, for any day, the rate of interest per annum equal to the Federal Funds Rate plus 50 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrower or any other Person.

“U.S. Dollars” and “U.S. $” refer to lawful money of the United States of America.

“Wholly-Owned Subsidiary” means, in respect of a Person, a Subsidiary of such Person all of the issued and outstanding Equity Interests in which, whether voting or not, are owned by such Person.

1.2	Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of such Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

1.3	Accounting Terms; IFRS.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS.

1.4	Time.

All time references herein shall, unless otherwise specified, be references to Eastern time. Time is of the essence of this Agreement and the other Loan Documents.

1.5	Currency.

Unless otherwise specified herein, all dollar amounts herein and in any other Loan Document are amounts expressed in U.S. Dollars and any reference to Dollars or $ means, unless otherwise specified, U.S. Dollars. For the purposes of determining compliance with or measuring status under any cap, threshold or basket hereunder denominated in U.S. Dollars (as applicable), reference shall be had to the Equivalent Amount of any portion of the underlying component that is not denominated in U.S. Dollars (as applicable).

1.6	Permitted Liens.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.7	Liability of General Partner

The General Partner acknowledges, confirms and agrees that, as the general partner of the Borrower, it is jointly and severally liable for all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) of the Borrower to the Collateral Agent, the Administrative Agent and the Investors (or any of them) pursuant to this Agreement and the other Loan Documents.

ARTICLE 2

THE CREDITS

2.1	Commitment.

Subject to the terms and conditions set forth herein, each Investor commits to make a loan to the Borrower in an aggregate principal amount equal to the amount set forth beside such Investor’s name in Schedule 2.1 under the heading “Term Loan Commitment” (the “Term Loan”) by way of a single advance on the Advance Date. Any amount of the Term Loan not drawn on the Advance Date shall be permanently cancelled. The Term Loan shall not revolve and any repayments or prepayments of the principal amount of the Term Loan shall permanently reduce the Term Loan. The failure of any Investor to make any Term Loan required to be made by it shall not relieve any other Investor of its obligations hereunder; provided that the commitments of the Investors to advance its portion of the Term Loan are several and no Investor shall be responsible for any other Investor’s failure to make the Term Loan as required.

2.2	Request for Borrowing.

To request the Borrowing of the Term Loan, the Borrower shall notify the Administrative Agent of such request in writing substantially in the form of Exhibit A (the “Borrowing Request”). The Borrowing Request shall be irrevocable. Upon receipt of the Borrowing Request the Administrative Agent shall provide a copy thereof to the Investors. The Administrative Agent and the Investors are entitled to rely and act upon any Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Investors have advanced funds based on the Borrowing Request. The Borrowing Request shall specify the following information: (i) the date of the requested Borrowing (which shall be a Business Day); (ii) the aggregate amount of the requested Borrowing and (iii) the location and number of the Borrower’s account or such other Person’s account as designated by the Borrower to which funds are to be disbursed, which shall comply herewith.

2.3	Funding of Borrowing.

The Investors are hereby irrevocably directed by the Borrower to make the Term Loan on the Closing Date by paying the funds applicable to the Borrowing Request to BDO Canada

Limited, in its capacity as Court-appointed receiver of POI, in full and final repayment of the Short-Term Note. BDO Canada Limited, solely in its capacity as Court-appointed receiver of POI, shall provide an irrevocable direction to the Administrative Agent that all such funds received by BDO Canada Limited in repayment of the Short-Term Note shall be paid to the lenders under the POI Credit Agreement in permanent reduction of the obligations of POI under the POI Credit Agreement.

2.4	Interest and Commitment Fees.

(1)    Interest. The Term Loan shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for each successive Interest Period in effect for the Term Loan, commencing on the Advance Date, in each case, plus the Applicable Margin.

(2)    Before and After Judgment Interest. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, then at the option of the Investors, any principal of or interest on the Term Loan, or any fee or other amount payable by the Borrower hereunder, shall bear interest (including interest on interest), after as well as before judgment at a rate per annum equal to the rate specified in clause (1) above plus, to the extent permitted by applicable Laws, 2% per annum.

(3)    Accrued Interest. Accrued interest on the Term Loan shall be payable in arrears on (a) each applicable Interest Payment Date, and (b) the Maturity Date. In addition, in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest on overdue amounts shall be payable upon demand.

(4)    Days Interest Payable. All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBO Rate shall be determined by the Administrative Agent for each successive Interest Period, and such determination shall be conclusive absent manifest error.

(5)    Yearly Rate of Interest.

(a)

For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(b)	The Borrower acknowledges and confirms that:

(i)	clause (a) above satisfies the requirements of Section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document; and

(ii)	each Credit Party is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon the methodology set out in clause (a) above.

(c)

The Borrower and the General Partner each agree not to, and to cause each other Credit Party not to, plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to any Credit Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable Law or legal principle.

(6)    Criminal Interest. If any provision of this Agreement would oblige a Credit Party to make any payment of interest or other amount payable to an Investor in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by such Investor of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by such Investor of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Investor under Section 2.4; and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to such Investor which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(7)    Commitment Fee. The Borrower shall pay to the Investors, rateably in accordance with their Applicable Percentages, a commitment fee for the period commencing on December 1, 2018 to and including the Advance Date, computed at the rate equal to the LIBO Rate for a three month Interest Period plus 6.5% per annum, on an amount equal to U.S.$173,000,000. Such commitment fee shall be payable in arrears on the Advance Date, shall be computed daily on the basis of the year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, this Section 2.4(7) shall not apply and such commitment fee shall not be payable if (a) the conditions precedent in Article 5 are satisfied (or waived in accordance with Section 11.2) on or before November 30, 2018 or (b) the conditions precedent in Article 5 are not satisfied (or waived in accordance with Section 11.2) and the advance of the Term Loan does not occur.

(8)    Other Fees. The Borrower shall pay to the Administrative Agent and the Collateral Agent for their own account, in U.S. Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(9)    Currency. All amount of principal, interest, premiums and fees under this Agreement and the other Loan Documents shall be payable in U.S. Dollars.

2.5	Repayment of Term Loan.

(a)

The Borrower hereby unconditionally promises to pay to the Investors on each date below the following amounts on account of the outstanding principal amount of the Term Loan held by the Investors, to be applied rateably by the Investors in accordance with their respective Applicable Percentages:

Date	Amount
Each of the first eight (8) Interest	$2,500,000 less the amount of
Payment Dates after the Advance	interest paid on such Interest
Date.	Payment Date.

Each of the ninth (9th) through and	$2,875,000 less the amount of
including the twelfth (12th) Interest	interest paid on such Interest
Payment Dates after the Advance	Payment Date.
Date.

Each Interest Payment Date	$3,250,000 less the amount of
occurring after the twelfth (12th)	interest paid on such Interest
Interest Payment Date after the	Payment Date
Advance Date.

(b)

The Borrower hereby unconditionally promises to pay to each Investor the outstanding principal amount of the Term Loan held by such Investor, together with all accrued and unpaid interest thereon, and any other amounts outstanding hereunder, on the Maturity Date.

2.6	Evidence of Debt.

(1)    Accounts of Indebtedness. The Administrative Agent shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Investors resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Investors from time to time hereunder.

(2)    Accounts Conclusive. The entries made in the accounts maintained pursuant to Section 2.6(1) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.

(3)    Promissory Notes. Any Investor may request that the Term Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Investor a promissory note payable to the order of such Investor (or, if requested by such Investor, to such Investor and its registered assigns) and in a form approved by such Investor (with a copy thereof to the Administrative Agent). Thereafter, the Term Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.7	Prepayments.

(1)	Mandatory Term Loan Prepayments.

(a)

In the event of an Asset Disposition by the Borrower or the General Partner, the Borrower shall, within five Business Days of such Asset Disposition, prepay an aggregate principal amount of the Term Loan equal to the amount of Net Proceeds received by the Borrower or the General Partner, as the case may be; provided that this prepayment requirement shall not apply (i) to that portion of such Net Proceeds which, when aggregated with the Net Proceeds from any other Asset Disposition made by the Borrower and the General Partner in the same Fiscal Year in respect of which payment has not been made pursuant to this Section 2.7(1)(a), is less than $250,000, or (ii) to that portion of such Net Proceeds (other than insurance proceeds) used or committed by the Borrower or the General Partner to purchase replacement assets or other equipment necessary for the Borrower’s or the General Partner’s business within 365 days of such Asset Disposition if prior to such Asset Disposition, the Borrower has notified the Administrative Agent of its intention to apply the Net Proceeds in such manner.

(b)

An amount equal to 100% of the Net Proceeds from the issuance of any Equity Interests by the Borrower or the General Partner or of any capital contributions by any Person in the Borrower or the General Partner, shall, forthwith upon receipt thereof by the Borrower or the General Partner, be applied to a prepayment of an aggregate principal amount of the Term Loan.

(c)

An amount equal to any property insurance maintained by the Borrower or the General Partner received by the Borrower or the General Partner in an amount in excess of $250,000 on account of each separate loss, damage or injury shall, forthwith upon receipt thereof by the Borrower or the General Partner, be applied to a prepayment of an aggregate principal amount of the Term Loan, except to the extent such proceeds shall have been expended or committed by the Borrower or the General Partner for the repair or replacement of the affected property within 365 days of receipt of such proceeds and the Borrower shall have furnished to the Administrative Agent and the Investors reasonably satisfactory evidence of such expenditure or commitment to such expenditure.

(d)

An amount equal to 100% of the Net Proceeds of any Extraordinary Receipt shall, within three (3) Business Days of receipt thereof by the Borrower or the General Partner, be applied as a prepayment of an aggregate principal amount of the Term Loan if the aggregate amount of the Net Proceeds of such Extraordinary Receipt, together with the aggregate amount of the Net Proceeds of all Extraordinary Receipts received by the Borrower and the General Partner within in a Fiscal Year, shall exceed $250,000.

(e)

Prepayments of the Term Loan pursuant to this Section 2.7(1) shall be applied to the permanent prepayment of the Term Loan, and shall be applied rateably among the Investors according to their Applicable Percentage. In the case of any prepayment pursuant to any of Sections 2.7(1)(a), (b), (c) or (d), the Borrower shall provide to the Administrative Agent written notice of such prepayment no later than 1:00 p.m. (Toronto time) at least one (1)

Business Day prior to the date such prepayment is to be made. If any such notice is given, the amount specified in such notice shall be due and payable on the date required by this Section 2.7(1), together with any amounts payable pursuant to this Section 2.7, Section 2.11 or otherwise pursuant to this Agreement, and together with accrued interest to such date on the amount so prepaid.

(f)	If any mandatory prepayment to be made under this Section 2.7(1):

(i)	falls on a day that is not the last day of an Interest Period;

(ii)	would result in the Borrower being obliged to make a break funding payment pursuant to Section 2.11; and

(iii)	no Default or Event of Default has occurred and is continuing,

such payment shall, if requested by the Borrower, upon receipt by the Administrative Agent be deposited into a cash collateral account maintained by the Administrative Agent and shall be applied by the Administrative Agent toward the permanent repayment of the Term Loan on the earlier of (1) the last day of the current Interest Period in effect and (2) the occurrence of a Default or an Event of Default.

(2)    Voluntary Prepayments. The Borrower may, at its option, at any time and from time to time, prepay the Term Loan, in whole or in part, without premium or penalty, upon giving three Business Days’ prior written notice to the Administrative Agent. Such notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to this Section 2.7, Section 2.11 or otherwise pursuant to this Agreement, and together with accrued interest to such date on the amount prepaid. Each voluntary prepayment shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and shall be applied rateably among the Investors according to their Applicable Percentage.

(3)    Order of Application of Prepayments. All prepayments of the Term Loan hereunder (whether mandatory or voluntary) shall be applied (a) firstly, in payment of any unpaid accrued interest and fees hereunder, (b) secondly, against the principal payments required to be made pursuant to Section 2.5(a), in direct order of maturity, and (c) thirdly, against the payments required to be made on the Maturity Date pursuant to Section 2.5(b).

(4)    Notice by Borrower. Each notice provided by the Borrower hereunder in respect of any prepayment hereunder shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loan to be prepaid.

(5)    No Reborrowing. For greater certainty, the amount of any prepayment or repayment of the principal amount of Term Loan shall permanently reduce the principal amount of the Term Loan and may not be reborrowed.

2.8	Mandatory Change of Control Offer.

(1)    If a Change of Control occurs, each Investor shall have the right to require the Borrower to repay all (but not less than all) of the Term Loan then outstanding of such

Investor pursuant to a Change of Control offer made by the Borrower pursuant to clause (2) below (a “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Borrower will offer a Change of Control payment in cash equal to 100% of the aggregate principal amount of the Term Loan repaid, plus accrued and unpaid interest and fees to, but not including, the date of payment (the “Change of Control Payment”).

(2)    Within five Business Days following the occurrence of any Change of Control, the Borrower will give notice to the Administrative Agent and the Investors describing the transaction or transactions, or event, that constitute the Change of Control and stating (i) that the Change of Control Offer is being made pursuant to this Section 2.8 and that any Investor that elects to have all of its Term Loan repaid will be accepted for payment; (ii) the repayment date, which shall be no earlier than 15 days after the giving of such notice and not later than 30 days following the giving of such notice (the “Change of Control Payment Date”); (iii) that any Investor’s Term Loan that such Investor does not elect to be repaid will remain outstanding and continue to accrue interest; and (iv) that, unless the Borrower defaults in the payment of the Change of Control Payment, any Investor’s Term Loan that is accepted for payment by such Investor shall cease to accrue interest after the Change of Control Payment Date.

(3)    Each Investor shall provide the Administrative Agent with its written response to any Change of Control Offer no later than 5 Business Day prior to the proposed Change of Control Payment Date as to whether such Investor has elected to accept or refuse such Change of Control Offer. Any Investor that has not provided its response to the Administrative Agent prior to such date shall be deemed to have accepted such Change of Control Offer for the full amount of its portion of the Term Loan. Upon receipt of any such notice the Administrative Agent will provide a copy thereof to the Borrower.

(4)    On the Change of Control Payment Date, the Borrower shall deposit with the Administrative Agent an amount equal to the Change of Control Payment of all Investors that have accepted or been deemed to have accepted such Change of Control Offer and the Administrative Agent shall promptly pay such amounts to the applicable Investors.

2.9	Alternate Rate of Interest.

If prior to the commencement of any Interest Period the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(a)	adequate and reasonable means do not exist for ascertaining the “LIBO Rate” for such Interest Period; or

(b)

the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Investors (constituting not less than the Required Investors) of making or maintaining the Term Loan for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and each Investor as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Investors that the circumstances giving rise to such notice no longer exist, the Term Loan shall bear interests at the U.S. Base Rate (plus 4.00% per annum) in effect, calculated daily and payable in arrears on the last Business Day of each calendar month. Notwithstanding the foregoing, if at any time the Administrative Agent, in consultation with the Required Investors, determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.9(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.9(a) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent (in consultation with the Required Investors) and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Until an alternate rate of interest shall be determined in accordance with this Section 2.9, the Term Loan shall bear interest at a rate equal to the U.S. Base Rate plus 4.00% per annum.

2.10	Increased Costs; Illegality.

(1)	Compensation for Increased Costs. If any Change in Law shall:

(a)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, an Investor; or

(b)

impose on an Investor any other condition affecting this Agreement (including the imposition on an Investor of, or any change to, any Tax or other charge with respect to the Term Loan or its obligation to make the Term Loan, except any Tax covered by Section 2.12 and any Excluded Tax imposed on such Investor), and the result of any of the foregoing is to increase the cost to such Investor of making or maintaining the Term Loan (or of maintaining its obligation to make the Term Loan) or to reduce the amount of any sum received or receivable by such Investor hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Investor such additional amount or amounts as will compensate such Investor for such additional costs incurred or reduction suffered.

(2)    Compensation for Reduced Rate of Return. If an Investor determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Investor’s capital or on the capital or liquidity of such Investor’s holding company, if any, as a consequence of this Agreement or the Term Loan made by, such Investor, to a level below that which such Investor or such Investor’s holding company could have achieved but for such Change in Law (taking into consideration the Investor’s policies and the policies of the Investor’s holding company with respect to capital adequacy or liquidity and the Investor’s desired return on capital), then from time to time the Borrower shall pay to such Investor such additional amount or amounts as will compensate such Investor or the Investor’s holding company for any such reduction suffered. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, and Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law for purposes of this Section regardless of the date enacted, adopted, issued or implemented.

(3)    Certificate. A certificate of the applicable Investor setting forth the amount or amounts necessary to compensate such Investor as specified in Sections 2.10(1) or (2), together with a brief description of the Change of Law, shall be delivered to the Borrower by the Investor, and shall be conclusive absent manifest error. In preparing any such certificate, such Investor shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Investor the amount shown as due on any such certificate within 10 days after receipt thereof.

(4)    Illegality. If an Investor determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Investor or its applicable lending office to make or maintain the Term Loan (or to maintain its obligation to make the Term Loan), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Investor to the Borrower, any obligation of such Investor with respect to the activity that is unlawful shall be suspended until such Investor notifies the Borrower that the circumstances giving rise to such determination no longer exist. For the avoidance of doubt, such suspension shall occur notwithstanding that the activity in question was unlawful on the Closing Date. Upon receipt of such notice, the Borrower shall, upon demand from the Investor, prepay the Term Loan, if required in order to avoid the activity that is unlawful. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid. The applicable Investor shall designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Investor, otherwise be materially disadvantageous to the Investor.

(5)    Delay in Requests. Failure or delay on the part of any Investor to demand compensation pursuant to this Section shall not constitute a waiver of such Investor’s right to demand such compensation, except that the Borrower shall not be required to compensate an Investor pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Investor notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Investor’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

2.11	Break Funding Payments.

In the event of (a) the failure by the Borrower to borrow, continue or prepay the Term Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (b) any payment, prepayment or repayment of principal on the Loan being made other than on the last day of an Interest Period (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate each Investor for the loss, cost and expense attributable to such event. Such loss, cost or expense to an Investor shall be deemed to be an amount determined by such Investor to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the Term Loan had such event not occurred, at the LIBO Rate that would have been applicable to the Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, or continue, for the period that would have been the Interest Period for the Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate which such Investor would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the euro dollar market. A certificate of the applicable Investor setting forth any amount or amounts that such Investor is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower by such Investor and shall be conclusive absent manifest error. The Borrower shall pay such Investor the amount shown as due on any such certificate within 10 days after receipt thereof.

2.12	Taxes.

(1)    Gross-up for Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as may be required by applicable Law; provided that if the Borrower or such other Credit Party shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (a) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings with respect to Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.12), an Investor and the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made, (b) the Borrower or such other Credit Party shall make such deduction or withholding, and (c) the Borrower or such other Credit Party shall pay to the relevant Governmental Authority in accordance with applicable Law the full amount deducted or withheld.

(2)    Stamp and Other Taxes. In addition to the payments by the Borrower and the other Credit Parties required by Section 2.12(1), the Borrower and each other Credit Party shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (collectively “Other Taxes”) to the relevant Governmental Authority in accordance with applicable Law.

(3)    Indemnity for Taxes. The Borrower and each other Credit Party shall indemnify each Investor and the Administrative Agent (and, in the case of an Investor or Administrative Agent that is a partnership or other “flow-through” entity for tax purposes, each member or equity owner thereof), within 30 days after written demand therefor (accompanied by documented particulars thereof), for the full amount of any Indemnified Taxes (including Other Taxes) paid by the Investor, Administrative Agent or any member or equity owner of such Investor or Administrative Agent, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Investor, Administrative Agent or any member or equity owner of such Investor or Administrative Agent shall be conclusive absent manifest error.

(4)    Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the applicable Investor the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Investor.

(5)    Other. (i) Any Investor that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Investor, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Investor is subject to backup, withholding or information reporting requirements; (ii) if reasonably requested by the Borrower, each Investor resident in, or organized under, the Laws of a jurisdiction outside Canada (any such Investor being hereinafter referred to as a “Non-Canadian Investor”) that is entitled to receive any amounts pursuant to any Loan Document from a Credit Party and that is either exempt from or eligible for a reduced rate of Canadian withholding tax under an applicable tax treaty shall submit to the Borrower and the Administrative Agent on or before the first date that any payments are made to such Non-Canadian Investor under the Loan Documents by the Credit Party, two properly completed and executed original Canada Revenue Agency (the “CRA”) Forms NR301, NR302 or NR303, as applicable, or other applicable form, certificate or document prescribed by the CRA certifying as to such Non-Canadian Investor’s entitlement to such exemption or reduced rate (a “Certificate of Exemption”) except that such Investor shall not be required to submit any such form, certificate or document where such payments are exempt from Canadian withholding tax pursuant to the Tax Act and not by operation of an applicable tax treaty. Where a Non-Canadian Investor has previously delivered a Certificate of Exemption, such Non-Canadian Investor further agrees to deliver a true and accurate replacement Certificate of Exemption to the Borrower and the Administrative Agent before or promptly upon the earlier of (a) the occurrence of any events requiring a change in the most recent certificate previously delivered pursuant to Section 2.12(5)(ii), and (b) such time indicated in the most recent certificate previously delivered pursuant to Section 2.12(5)(ii) which was signed and dated or such time provided under CRA administrative policy for a replacement certificate to be delivered; (iii) if a payment made to an Investor under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Investor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Investor shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for a Credit Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. Notwithstanding anything to the contrary in this Section 2.12(5), execution and submission of such documentation shall not be required if such Investor is not legally able to do so.

Each Investor agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(6)    Tax Refunds. If the Administrative Agent or an Investor determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to this Section 2.12, it shall pay over an amount equal to such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.12 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Investor (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Investor and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes); provided that such Credit Party, upon the request of the Administrative Agent or such Investor, agrees to repay as soon as reasonably practicable the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Investor in the event the Administrative Agent or such Investor is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (6), in no event will the Administrative Agent or any Investor be required to pay any amount to any Credit Party pursuant to this paragraph (6) the payment of which would place the Administrative Agent or such Investor in a less favourable net after-Tax position than the Administrative Agent or such Investor would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.12(6) shall not be construed to require the Administrative Agent or any Investor to make available its Tax Returns (or any other information relating to its Taxes which it deems confidential) to the Credit Parties or any other Person, to arrange its affairs in any particular manner or to claim any applicable refund.

2.13	Payments Generally.

(1)     Borrower Payments. Unless otherwise expressly provided in this Agreement, the Borrower, the General Partner or Steelco, as applicable, shall make any payment required to be made by it to the Administrative Agent by depositing the amount of the payment in the relevant currency to the Administrative Agent’s Account not later than 12:00 p.m. (Eastern time) on the date the payment is due. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent shall distribute payments to each applicable Investor promptly upon receipt in like funds as received by the Administrative Agent. If the distribution is not made on that date, the Administrative Agent shall pay interest on the amount for each day, from the date the amount is received by the Administrative Agent until the date of distribution, at the prevailing interbank rate for late payments. All such payments shall be made by the Administrative Agent to an Investor to its Investor’s Account. If any payment hereunder shall be due by the Borrower, the General Partner or Steelco, as applicable, on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to the Term Loan at maturity, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month.

(2)     Allocation of Insufficient Funds. If at any time insufficient funds are received by the Administrative Agent and available to the Investors to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (a) first, towards payment of interest and fees then due hereunder, and (b) second, towards payment of principal then due hereunder, in each case, rateably among the Investors according to its Applicable Percentage.

(3)     Allocation of Funds in Event of Default. If an Event of Default shall have occurred and be continuing, and the maturity of the Term Loan shall have been accelerated pursuant to Section 9.1 or otherwise, all payments or proceeds received by the Collateral Agent, the Administrative Agent and/or the Investors hereunder or under any other Loan Document in respect of any of the Secured Liabilities including, but not limited to all proceeds received by the Collateral Agent, the Administrative Agent and/or the Investors in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied as follows:

(a)

first, to the payment of all fees, expenses and indemnity obligations of Steelco, the Borrower or the General Partner to the Administrative Agent and the Collateral Agent under this Agreement and the other Loan Documents;

(b)

second, to the payment of all reasonable and documented costs and expenses of such sale, collection or other realization, including reasonable and documented compensation to the Collateral Agent, the Administrative Agent and the Investors and their agents and outside counsel, and all other reasonable and documented expenses, liabilities and advances made or incurred by the Collateral Agent, the Administrative Agent and/or the Investors in connection therewith, and to the payment of all reasonable and documented costs and expenses paid or incurred by the Collateral Agent, the Administrative Agent and/or the Investors in connection with the exercise of any right or remedy hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof;

(c)

third, to the extent of any excess of such payments or proceeds, to the payment of any accrued interest, fee or commission due but unpaid under this Agreement rateably among the Investors according to their Applicable Percentage;

(d)	fourth, to the extent of any excess of such payments or proceeds, to the payment of the principal amount of the Term Loan rateably among the Investors according to their Applicable Percentage;

(e)	fifth, to the extent of any excess of such payments or proceeds, to the payment of any other amount due but unpaid under the Loan Documents; and

(f)

sixth, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.14	Currency Indemnity.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Collateral Agent, the Administrative Agent and/or the Investors is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Collateral Agent, the Administrative Agent and/or the Investors of the amount due, the Borrower shall, on the date of receipt by the Collateral Agent, the Administrative Agent and/or the Investors, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Collateral Agent, the Administrative Agent and/or the Investors on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Collateral Agent, the Administrative Agent and/or the Investors is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Collateral Agent, the Administrative Agent and/or the Investors is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower and the General Partner shall indemnify and save the Collateral Agent, the Administrative Agent and/or the Investors harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Collateral Agent, the Administrative Agent and/or the Investors from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Borrower.

Each of Steelco, the General Partner and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each Investor, acknowledging and confirming that the Administrative Agent, the Collateral Agent and each Investor is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing the Term Loan that:

(1)     Existence and Standing. Each of Steelco and the General Partner is a corporation incorporated under the laws of the Province of British Columbia and the Borrower is a limited partnership formed under the laws of the Province of Ontario. Each of Steelco, the General Partner and the Borrower has all requisite corporate or other constitutional power and authority to own, hold under licence or lease its property, undertaking and Assets and to carry on (i) its business as now conducted; and (ii) the Transactions. Steelco and the General Partner are the only partners of the Borrower and the General Partner is the sole general partner of the Borrower.

(2)     Corporate Power. Each of Steelco, the General Partner and the Borrower has all requisite corporate or other constitutional power and authority to enter into and perform its obligations under (i) this Agreement and each other Loan Document to which it is a party (and, in the case of the General Partner, which it is executing and performing for and on behalf of the Borrower); and (ii) each of the Material Contracts to which it is a party (and, in the case of the General Partner, which it is executing and performing for and on behalf of the Borrower), in each case, and to do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof and thereof.

(3)     Conflict with Other Instruments. The execution and delivery by Steelco, the General Partner and the Borrower and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Agreement and each other Loan Document and Material Contracts to which it is a party (or, in the case of the General Partner, which it is executing and performing for and on behalf of the Borrower) will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) its articles, by-laws, partnership agreement, shareholders’ agreement or other organizational documents, as the case may be; (ii) any applicable Law; (iii) any Material Contract, Material Authorization or any material contractual restriction binding on or affecting it or its Assets, except, in the case of this clause (iii) as it relates to Steelco, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (iv) any material judgment, injunction, determination or award which is binding on it.

(4)     Corporate Action, Governmental Approvals, etc. The execution and delivery by Steelco, the General Partner and the Borrower of this Agreement and each of the Loan Documents and Material Contracts to which it is a party (and, in the case of the General Partner, which it is executing for and on behalf of the Borrower), and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate, partnership or other action including, without limitation, the obtaining of all necessary shareholder or other material and relevant consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity is or was necessary in connection with the execution, delivery and performance of Steelco, the General Partner or the Borrower’s obligations under this Agreement and the other Loan Documents and Material Contracts to which it is a party (or, in the case of the General Partner, which it is executing and performing for and on behalf of the Borrower), except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents.

(5)     Due Execution; Validity and Enforceability; Defaults. This Agreement and each other Loan Document and Core Material Contract to which Steelco, the General Partner and/or the Borrower is a party has been duly executed and delivered, as the case may be, by Steelco and/or the General Partner (in its own capacity and in its capacity as general partner for an on behalf of the Borrower), as applicable, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally), and is (or will be immediately upon the execution thereof by such Person) in full force and effect.

(6)     Authorizations, etc. As at the date hereof, all Authorizations of Steelco, the General Partner and the Borrower which are necessary to properly conduct their respective business are in full force and effect and none of Steelco, the General Partner or the Borrower is in default with respect thereto, other than Authorizations the absence of which could not reasonably be expected to result in a Material Adverse Effect.

(7)     Litigation and Other Proceedings. As at the date hereof, there is no litigation, arbitration, claim, dispute (whether labour, industrial or otherwise), governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting Steelco, the General Partner or the Borrower, except for any litigation, arbitration, claim, dispute (whether labour, industrial or otherwise), governmental investigation, proceeding or inquiry which could not reasonably be expected to result in a Material Adverse Effect.

(8)     Ownership of Assets. The Borrower and the General Partner each has good and marketable title to its Assets, free and clear of all Liens other than Permitted Liens. Steelco has good and marketable title to its Equity Interests in the Borrower and the General Partner, free and clear of all Liens other than Permitted Liens.

(9)     Subsidiaries.

(a)

As of the date hereof, Steelco does not have any Subsidiaries other than the Borrower, the General Partner and a U.S. Subsidiary to be incorporated to purchase certain assets from Essar Steel Algoma Inc. USA pursuant to the Steelco Asset Purchase Agreement.

(b)	The Borrower and the General Partner are each a Wholly-Owned Subsidiary of Steelco.

(c)	Neither the Borrower nor the General Partner have any Subsidiaries.

(10)     Corporate Structure. Schedule 3.1(10) hereto sets out the corporate structure of Steelco, the General Partner and the Borrower as at the date hereof.

(11)     Ownership/Lease of Real Property. Other than the Lease (and the related Leased Premises), neither the Borrower nor the General Partner own or lease any real property.

(12)     The Lease.

(a)

The Lease is a valid and enforceable lease and pursuant to the Lease, the General Partner, for an on behalf of the Borrower, has indefeasible and good and marketable leasehold title to the Leased Lands free and clear of all Liens other than Permitted Liens.

(b)	There are no restrictive covenants, municipal by-laws or other laws or regulations which prevent the use of the Leased Lands for the purposes for which they are presently being used.

(c)

All utilities required for the ordinary conduct of the business of the Borrower and the General Partner on the Leased Lands connect into the Leased Lands through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the ordinary conduct of the business of the Borrower and the General Partner on the Leased Lands.

(d)

The Leased Lands have full and free legally enforceable access to and from public highways, which access is sufficient for the ordinary conduct of the business of the Borrower and the General Partner on the Leased Lands, and neither Steelco nor the General Partner has knowledge of any fact or circumstance that would result in the interruption or termination of such access.

(e)	The Leased Lands are zoned so as to permit their current use as a port facility.

(f)

At the date hereof, there are no outstanding work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Authority or otherwise with respect to the Leased Lands that require or recommend that work or repairs in connection with the Leased Lands or any part thereof are necessary, desirable or required.

(13)     [Reserved].

(14)     Place of Business. As at the date hereof, the only jurisdictions (or registration districts within such jurisdictions) in which the Borrower or the General Partner have any place of business or stores any tangible personal property is the Province of Ontario.

(15)     No Default Under this Agreement. No Default or Event of Default has occurred and is continuing.

(16)     Material Contracts. As at the date hereof, neither the Borrower nor the General Partner is party or otherwise subject to or bound or affected by any Material Contract, except the Core Material Contracts and the other contracts set out in Schedule 3.1(16). As at the date hereof, all Material Contracts are in full force and effect, unamended, and none of the Borrower, the General Partner or (to the best of the knowledge of the General Partner) any other party to any such agreement is in default with respect thereto.

(17)     Compliance with Other Legal Obligations. Neither the Borrower nor the General Partner is in violation of any contractual obligation howsoever arising (whether under any agreement, indenture, covenant, restriction or easement, mortgage, franchise, licence or otherwise) relating in any way to it, to the present or future operation of its business or to its Assets, or any judgment or decree applicable to it, which violation could reasonably be expected to result in a Material Adverse Effect.

(18)     Taxes. Except as set forth in Schedule 3.1(18), each of Steelco, the General Partner and the Borrower has (a) timely filed or caused to be timely filed all federal Tax Returns and all material provincial, territorial, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which Steelco, the General Partner or the Borrower has set aside on its books adequate reserves in accordance with IFRS and (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Steelco, the General Partner and the Borrower has made adequate provision in accordance with IFRS for all Taxes not yet due and payable. None of Steelco, the General Partner or the Borrower is aware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(19)     Financial Statements. The financial statements of the Borrower and the General Partner which have been provided to the Administrative Agent pursuant to Section 6.1(1) present fairly, in all material respects, the financial position of the Borrower and the

General Partner, as at the date thereof and are prepared in accordance with IFRS (subject, in the case of any interim financial statements, to normal year-end adjustments).

(20)     Compliance with Laws. Except as disclosed in Schedule 3.1(31), each of Steelco, the General Partner and the Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(21)     Insurance. Each of the Borrower and the General Partner maintains insurance policies and coverage in compliance with Section 6.1 hereof or Steelco maintains such insurance for and on behalf of the Borrower and the General Partner. Such insurance coverage (a) is sufficient for compliance with all requirements of applicable Law and of all agreements to which the Borrower or the General Partner is a party, (b) is provided under valid, outstanding and enforceable policies, (c) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Borrower and the General Partner, and (d) will not in any way be affected by, or terminate or lapse by reason of, the Transactions. All such insurance policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy except in respect of any policy which is to be replaced prior to or contemporaneously with the termination thereof. The certificate of insurance delivered to the Collateral Agent pursuant to Section 5.1 contains an accurate and complete description of all policies of insurance owned or held by or for the benefit of the Borrower or the General Partner on the date hereof.

(22)     Material Adverse Effect. As at the date hereof, there has occurred no event or development which has resulted in or which could reasonably be expected to result in a Material Adverse Effect in respect of the Borrower or the General Partner.

(23)     Intellectual Property. Each of the Borrower and the General Partner owns or licenses all intellectual property required to be able to carry on its business and all such licenses are in full force and effect except where the failure to own or licence such intellectual property or to maintain such licenses in full force and effect could not reasonably be expected to result in a Material Adverse Effect.

(24)     Indebtedness. Neither the General Partner nor the Borrower has incurred any Debt other than (i) Debt under this Agreement and the other Loan Documents; (ii) Debt pursuant to the Short-Term Note, and (iii) Debt incurred after the date hereof as permitted pursuant to Section 7.1(1).

(25)     Security. Upon execution, delivery and registration of same, the Security will create a valid and perfected first-priority Lien in and to the Assets of the Borrower and the General Partner and all Equity Interests held by Steelco in the Borrower and the General Partner, in each case, in favour of the Collateral Agent (for itself and for and on behalf of the Administrative Agent and the Investors), subject to no Liens except Permitted Liens.

(26)     Labour Matters. Neither the Borrower nor the General Partner is party to or otherwise subject to any collective bargaining or similar agreement. To the best of the knowledge of the General Partner, at the date hereof there is no existing or threatened strike, lock-out or other dispute relating to any collective bargaining agreement to which the Borrower or the General Partner is a party or could otherwise be affected which could reasonably be expected to result in a Material Adverse Effect.

(27)     Completeness of Disclosure. All written information (taken as a whole) furnished by or on behalf of either of Steelco, the General Partner or the Borrower to the Administrative Agent or any Investor (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such information (taken as a whole) hereafter furnished by or on behalf of any of Steelco, the General Partner or the Borrower to the Administrative Agent or any Investor will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 3.1(27), such written information shall not include the projections or any pro forma financial information.

(28)     Solvency. On the date hereof, after giving effect to the making of the Term Loan to the Borrower by the Investors hereunder, each of the Borrower, the General Partner and Steelco is Solvent.

(29)     Pension Plans. Neither the Borrower nor the General Partner has or is subject to any liability under any defined benefit Pension Plans.

(30)     Casualties; Taking of Properties. At the date hereof, neither the business nor the properties of the Borrower or the General Partner have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(31)     Environmental Matters. Except as disclosed to the Investors in Schedule 3.1(31):

(a)

Environmental Orders. The Leased Lands and the Borrower’s and General Partner’s operations conducted thereon do not violate any applicable order of any Governmental Authority made pursuant to any Environmental Laws other than as would not reasonably be expected to result in a Material Adverse Effect.

(b)

Environmental Permits. All Environmental Permits, if any, required to be obtained or filed by the Borrower or the General Partner, including but not limited to any Environmental Permits required in connection with any treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed other than as would not reasonably be expected to result in a Material Adverse Effect.

(c)

Hazardous Material Generation. All Hazardous Materials generated by the Borrower or the General Partner at the Leased Lands have been treated, transported, stored and disposed of only in accordance with, in all material respects, all Environmental Laws applicable to them other than as would not reasonably be expected to result in a Material Adverse Effect.

(d)

Hazardous Material Release. Neither the Borrower nor the General Partner has caused any Release and, to the General Partner’s knowledge, there has been no Release on the Leased Lands, in each case, other than as would not reasonably be expected to result in a Material Adverse Effect.

(e)

No Environmental Liability. As at the date hereof, the General Partner has no knowledge of any material Environmental Liability associated with the Business or the Leased Lands that would reasonably be expected to result in a Material Adverse Effect.

(32)     Employee Matters. Each of the Borrower and the General Partner has withheld from each payment to its officers, directors and employees the amount of all Taxes, including income tax and Canada Pension Plan contributions, as applicable, employment insurance premiums and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with applicable Law.

(33)     Fiscal Year. The Fiscal Year of the Borrower and the General Partner ends on March 31 of each calendar year, and the Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

(34)     Residency of Borrower for Tax Purposes. Each of Steelco, the General Partner and the Borrower is a resident of Canada for purposes of the Tax Act.

(35)     Bank Accounts. Schedule 3.1(35), as updated from time to time, lists all banks and other financial institutions at which the Borrower and the General Partner maintains deposit or other accounts, and Schedule 3.1(35) correctly identifies the name, address and facsimile number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(36)     “Know Your Customer” Information. All materials and information provided to the Administrative Agent, the Collateral Agent and/or the Investors in connection with applicable “know your customer” and AML Legislation are true and correct.

(37)     AML Legislation. Each of Steelco, the General Partner and the Borrower is in compliance in all material respects with AML Legislation.

(38)     Anti-Corruption Laws and Sanctions. Steelco, the General Partner and the Borrower and their respective officers and employees and to the knowledge of Steelco and the General Partner, its directors and agents and the agents of the Borrower, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Steelco, the General Partner or the Borrower or, to the knowledge of Steelco or the General Partner, any of their respective directors, officers or employees or any employees of the Borrower, or (b) to the knowledge of Steelco and the General Partner, any agent of any Steelco, the General Partner or the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The borrowing of the Term Loan, the use of proceeds thereof nor any other transaction contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.

(39)     Asset Purchase Agreement. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Asset Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party or, to the best of the General Partner’s knowledge, any other Person, is in default in the performance or compliance with any provisions of the Asset Purchase Agreement. As at the Closing Date, to the best of the General Partner’s knowledge, there is no basis for a claim by the Borrower under any indemnification provision in the Asset Purchase Agreement. The Asset Purchase Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. The Asset Purchase Agreement and the rights of the Borrower thereunder are not subject to any restriction on their assignment that would prevent the Liens granted under the Security Documents from attaching thereto. To the best of the General Partner’s knowledge, all requisite approvals by Governmental Authorities having jurisdiction over the sellers, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Asset Purchase Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Asset Purchase Agreement or to the conduct by any Credit Party of its business thereafter. The Asset Purchase Agreement complies with, and the Asset Purchase Agreement has been consummated in accordance with, all applicable Laws.

(40)     Steelco Asset Purchase Agreement. Steelco has delivered to the Administrative Agent a complete and correct copy of the Steelco Asset Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The Steelco Asset Purchase Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.

The representations and warranties herein set forth or contained in any certificates or documents delivered to the Administrative Agent, the Collateral Agent and/or the Investors pursuant hereto shall not merge in or be prejudiced by and shall survive any advance made by the Administrative Agent, the Collateral Agent and/or the Investors hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Borrower to the Investors hereunder or the Administrative Agent, the Collateral Agent and/or the Investors has any obligation under this Agreement.

ARTICLE 4

SECURITY

4.1	Security.

On or prior to the date hereof, Steelco, the General Partner and the Borrower shall have provided or cause to be provided, as the case may be, to the Collateral Agent, for and on behalf of itself, the Administrative Agent and the Investors as continuing collateral security for the present and future indebtedness and liability of Steelco, the General Partner and the Borrower hereunder and under the other Loan Documents (i) a first priority security interest in all present and future real property and personal property of the Borrower and the General Partner; (ii) a first ranking pledge of all Equity Interests held by Steelco in the Borrower and the General Partner, in each case, pursuant to the Initial Security Documents, and in each case, in form and substance satisfactory to the Investors (together with any relevant power of attorney, registrations, filings and other supporting documentation and opinions of counsel as reasonably requested by the Investors or their counsel).

4.2	Obligations Secured by the Security.

The Security Documents shall secure the present and future Secured Liabilities and any proceeds from any realization of the Collateral shall be applied to the Secured Liabilities pursuant to Section 2.13(3).

4.3	Further Assurances.

Each of Steelco , the General Partner and the Borrower will from time to time at its expense duly authorize, execute and deliver or cause to be duly authorized, executed and delivered to the Collateral Agent such further instruments and documents and take such further action within its control as the Administrative Agent (acting at the direction of the Required Investors) may reasonably request for the purpose of obtaining or preserving a first priority security interest in (a) all of the real and personal property of the Borrower and the General Partner and (b) all Equity Interests held by Steelco in the Borrower and the General Partner, and the full benefits granted or intended to be granted to the Collateral Agent by the Loan Documents and of the rights and remedies therein granted to the Collateral Agent, including the filing of financing statements or other documents under any applicable Law with respect to the Liens created thereby. Steelco, the General Partner and the Borrower acknowledge that the Loan Documents have been prepared on the basis of applicable Law and the corporate structure and capitalization of Steelco, the General Partner and the Borrower in effect on the date thereof, and that changes to applicable Law or the corporate structure and capitalization of Steelco, the General Partner and the Borrower may require the execution and delivery of different forms of documentation, and accordingly the Loan Documents may be amended, supplemented or replaced (and Steelco, the General Partner and the Borrower shall duly authorize, execute and deliver to the Collateral Agent any such amendment, supplement or replacement with respect to any of the Loan Documents) within 5 Business Days of presentation of reasonable drafts thereof (i) to reflect any change in applicable Law or the corporate structure and capitalization of the Borrower or the General Partner; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Collateral Agent Liens similar to the Liens created or intended to be created by the Loan Documents. In the event that the Borrower or the General Partner shall enter into any additional Material Contract or obtains any Material Authorization after the date hereof, the Borrower and the General Partner shall use commercially reasonable efforts to cause the counterparty thereto (in respect of any Material Authorization, to the extent assignable) to execute a consent to the specific assignment thereof to the Collateral Agent.

ARTICLE 5

CONDITIONS

5.1	Conditions for the Benefit of the Investors

This Agreement shall not become effective unless each of the conditions listed below (each of which are for the benefit of the Administrative Agent, the Collateral Agent and the Investors and may be waived at the discretion of the Investors) is satisfied (as determined by the Investors, acting reasonably) or waived pursuant to Section 11.2 at or prior to 3:00 p.m., Eastern time, on December 31, 2018 (and, in the event such conditions are not so satisfied or waived by such time, the obligations of the Investors to make the Term Loan hereunder shall terminate at such time):

(1)    Core Material Contracts. The Investors shall have received copies (certified as final) of and be satisfied with each of the Core Material Contracts, and each Core Material Contract shall be in full force and effect.

(2)    Management Structure. The Investors shall be satisfied, acting reasonably, with the management and board of directors of the General Partner.

(3)    Filing/Approvals. The Investors shall have received and be satisfied with copies of all filings if any, made with any governmental authority in connection with the Core Material Contracts and all necessary government and other regulatory approvals if any, in respect of the Core Material Contracts.

(4)    Execution/Delivery of Credit Agreement. The Investors shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of each party hereto, or (b) written evidence satisfactory to the Investors (which may include a facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(5)    Execution/Delivery of Initial Security Documents. The Investors shall have received the Initial Security Documents, duly executed by each of the parties thereto.

(6)    Execution/Delivery of Fee Letter. The Administrative Agent and the Collateral Agent shall have received the Fee Letter, duly executed by each of the parties thereto.

(7)    Perfection of Liens. The Initial Security Documents shall have been registered (or arrangements for registration satisfactory to the Investors shall have been made) in all offices in which, in the reasonable opinion of the Investors or their counsel, registration is necessary or of advantage to perfect or render opposable to third parties the Liens intended to be created thereby. The Investors shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, execution and other searches conducted by the Investors and their counsel with respect to Steelco, the General Partner and the Borrower in all jurisdictions selected by the Investors and their counsel.

(8)    Legal Opinions. The Investors shall have received a favourable written opinion from counsel to Steelco, the General Partner and the Borrower, covering such matters relating to this Agreement, the other Loan Documents and the Transactions as the Investors shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied).

(9)    Title Insurance. The Investors shall have received a title insurance policy in respect of the Leased Lands and the first priority charge in favour of the Collateral Agent against the Leased Lands, in form and substance and from a title insurance company acceptable to the Investors.

(10)    Corporate Certificates. The Investors shall have received:

(a)

certified copies of the resolutions of the board of directors, general partner, or shareholders, as applicable, of each of Steelco, the General Partner and the Borrower approving, as appropriate, the Term Loan, this Agreement, the other Loan Documents, the Material Contracts and all other documents, if any, to which it is a party and evidencing authorization with respect to such documents; and

(b)

a certificate of a director or officer of each of Steelco and the General Partner (for an on behalf of itself and the Borrower) dated as of the Advance Date, and certifying (i) the name, title and true signature of each officer of such Person authorized to execute this Agreement, the other Loan Documents and the Material Contracts to which it is a party (and, in the case of the General Partner, to which the Borrower is a party), (ii) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 6.1(1) and the Borrowing Request, and (iii) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of each such Person (and, in the case of the General Partner, the partnership agreement of the Borrower), as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(11)    Fees. The Administrative Agent and the Collateral Agent shall have received payment of all of their administrative fees and expenses and all reasonable out-of-pocket legal expenses incurred in connection with the preparation of this Agreement and the other Loan Documents on or prior to the Advance Date.

(12)    Insurance. The Investors shall have received a certificate of insurance coverage, dated not more than 30 days prior to the Advance Date, evidencing that the Borrower and the General Partner (or Steelco for and on behalf of the Borrower and the General Partner) is carrying insurance in accordance with Section 6.1 hereof, such insurance to name the Collateral Agent as first loss payee.

(13)    Regulatory Approval; Consents; Waivers. The Investors shall be satisfied that:

(a)	all Authorizations (including all approvals listed in Schedule 3.1(6));

(b)	all corporate, partnership, shareholder and court approvals; and

(c)	all consents and waivers (the failure to obtain which would result in a breach or default under any Core Material Contract),

required to consummate the Transactions and the Steelco Asset Purchase Agreement have been obtained and are in full force and effect, in each case without the imposition of any burdensome provision, and that all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would materially restrain, prevent or otherwise impose material adverse conditions on the Transactions or the consummation of the transactions contemplated by the Steelco Asset Purchase Agreement.

(14)    Landfill. The Investors shall have received and be satisfied, acting reasonably, with (i) a notice pursuant to Section 12 of the Landfill Approval filed with the Director (as defined under the Landfill Approval) by Steelco confirming that the Leased Lands are being leased to the Borrower; and (ii) evidence that Steelco will promptly following the Closing Date make arrangements to replace all financial assurance required to be made in connection with the Landfill Approval which is currently in place.

(15)    Delivery of Financial Statements. The Investors shall have received pro forma opening balance sheets for each of the Borrower, the General Partner and Steelco, giving effect to the Transactions and the consummation of the transactions contemplated by the Steelco Asset Purchase Agreement.

(16)    Use of Proceeds. The Investors shall have received a breakdown of all sources and uses of proceeds in connection with this Agreement, the Transactions, the borrowing of the Term Loan and the use of proceeds thereof.

(17)    “Know Your Customer” Information. The Administrative Agent, the Collateral Agent and the Investors shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including AML Legislation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and OFAC.

(18)    Accuracy of Representations and Warranties. The representations and warranties of the Borrower and the General Partner set out in this Agreement shall be true and correct.

(19)    No Default. No Default or Event of Default shall have occurred and be continuing or would arise immediately after giving effect to the Borrowing and the Transactions.

(20)    Borrowing Request. The Investors shall have received a Borrowing Request in the manner and within the time period required by Section 2.2.

(21)    Solvency Certificate. The Investors shall have received a Solvency Certificate.

(22)    Contribution; Payment Direction. The Investors shall be satisfied that, substantially concurrently with the borrowing of the Term Loan, the Borrower shall receive a cash contribution from Steelco in an amount of not less than U.S.$100,000,000 and such amount shall be invested by Steelco in cash in common equity of the Borrower or by way of a loan to the Borrower (on a “deeply subordinated” basis on terms satisfactory to the Investors), and arrangements satisfactory to the Investors shall have been made for the payment and direction of the proceeds of the Term Loan and the proceeds of the foregoing equity contribution or loan to BDO Canada Limited, in its capacity as Court-appointed receiver of POI, in partial satisfaction of the purchase price under the Asset Purchase Agreement. In addition, the Investors shall have received a copy of a written direction addressed to both the Borrower and the Investors, under which BDO Canada Limited, in its capacity as Court-appointed receiver of POI, shall direct that all proceeds of the purchase price under the Asset Purchase Agreement and the repayment of the Short-Term Note shall be paid directly to the lenders under the POI Credit Agreement and applied in partial payment of the amounts outstanding under the POI Credit Agreement, with the result that the lenders under the POI Credit Agreement shall receive, in the aggregate, a $173,000,000 repayment on account of the amounts outstanding under the POI Credit Agreement.

(23)    Asset Purchase Agreement. The Administrative Agent shall have received a copy of the Asset Purchase Agreement, which shall remain in full force and effect, unamended, as of the Advance Date.

(24)    Steelco Asset Purchase Agreement. The Administrative Agent shall have received a copy of the Steelco Asset Purchase Agreement, which shall remain in full force and effect, unamended, as of the Advance Date.

(25)    Litigation. As at the date hereof, there is no litigation, arbitration, claim, dispute (whether labour, industrial or otherwise), governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting the Borrower, the General Partner, the Transactions or the execution, delivery and performance by Steelco of the Steelco Asset Purchase Agreement.

(26)    Other Documentation. The Investors shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request to give effect to the terms of this Agreement.

5.2	Mutual Conditions

This Agreement shall not become effective unless each of the conditions listed below (each of which are for the mutual benefit of the Administrative Agent, the Collateral Agent and the Investors, on one hand, and the Borrower, the General Partner and Steelco, on the other hand) is satisfied (as determined by the parties, acting reasonably) or waived pursuant to Section 11.2 at or prior to 3:00 p.m., Eastern time, on December 31, 2018 (and, in the event such conditions are not so satisfied or waived by such time, the obligations of the Investors to make the Term Loan hereunder shall terminate at such time):

(1)    Steelco Financing. Prior to or substantially concurrently with the borrowing of the Term Loan, Steelco shall have entered into the Steelco Exit Facility Agreements, other than the Steelco Exit FedDev Facility, and all conditions to the funding thereunder shall have been satisfied or waived. The lenders under each Steelco Exit Facility Agreement (or their agents or other representatives), other than the lender under the Steelco Exit FedDev Facility, shall have entered into the Inter-Lender Agreement.

(2)    Vesting Orders. Each of the Approval and Vesting Order and the Steelco Approval and Vesting Order shall have been issued and entered and shall be Final.

(3)    Consummation of Asset Purchase Agreement. The terms and conditions of the Asset Purchase Agreement shall have been complied with and all conditions precedent set out therein (other than the payment of that portion of the purchase price thereunder being funded with the Term Loan) shall have been satisfied and not waived, such that contemporaneously with the making of the Term Loan on the Advance Date the Asset Purchase Agreement shall be consummated and the Monitor’s Port Vesting Certificate shall be issued by Ernst & Young Inc. (a true and complete copy of which shall be promptly delivered to the Administrative Agent).

(4)    Consummation of Steelco Asset Purchase Agreement. The terms and conditions of the Steelco Asset Purchase Agreement shall have been complied with and all conditions precedent set out therein shall have been satisfied and not waived, such that contemporaneously with the making of the Term Loan on the Advance Date the Steelco Asset Purchase Agreement shall be consummated and the Monitor’s Sale Certificate shall be issued by Ernst & Young Inc. (a true and complete copy of which shall be promptly delivered to the Administrative Agent).

(5)    Lease and Sublease. The Lease and the Sublease shall be in form and substance acceptable to the Investors and Steelco, each acting reasonably.

(6)    Mutual Release. The Investors, Steelco, Algoma Steel Parent S.C.A. and Algoma Steel Intermediate Holdings Inc. shall have executed and delivered a full and final release, effective as of the Advance Date, in favour of, among others, certain shareholders of Algoma Steel Parent S.C.A. who have provided a release in favour of, among others, certain Investors, in each case, of all claims, obligations, indebtedness and causes of action relating to all acts, omissions or other matters arising or relating to the port facility in Sault Ste. Marie, Ontario, the Port Assets and the acquisition thereof by the Borrower, the Approval and Vesting Order, the transactions contemplated by the Steelco Asset Purchase Agreement, the Steelco Approval and Vesting Order and the proceedings against Essar Steel Algoma Inc. and certain of its affiliates under the Companies’ Creditors Arrangement Act (Canada) under chapter 15, title 11 of the United States Code.

ARTICLE 6

AFFIRMATIVE COVENANTS

6.1	Covenants.

So long as any amount owing hereunder remains unpaid or the Collateral Agent, the Administrative Agent or any Investor has any obligation under this Agreement or any other Loan Document, each of Steelco, the General Partner and the Borrower shall, and the General Partner shall cause the Borrower to:

(1)    Financial Statements and Other Information. Furnish to the Administrative Agent and each Investor:

(a)

as soon as available and in any event within (i) in the case of the Borrower and the General Partner, 60 days (or 75 days in the case of the first three Fiscal Quarters following the closing of the Transactions) after the end of each Fiscal Quarter in each Fiscal Year and (ii) in the case of Steelco, the earlier of (x) 60 days after the end of each Fiscal Quarter in each Fiscal Year and (y) five (5) Business Days after delivery of the same pursuant to any Steelco Exit Facility Agreement, copies of the unaudited financial statements of the Borrower, the General Partner and Steelco as of the end of such Fiscal Quarter, all prepared in accordance with IFRS (subject to year-end adjustments and excluding footnotes) and stating in comparative form the respective figures as of the end of and for the corresponding period in the previous Fiscal Year, if applicable, and certified by a senior financial officer of the General Partner (in the case of the financial statements of the Borrower and the General Partner) or Steelco, as applicable, to the effect that the statements present fairly, in all material respects, the financial position of the Borrower, the General Partner or Steelco, as applicable, as of the end of such Fiscal Quarter and the related results of operations and changes in financial position for such Fiscal Quarter in accordance with IFRS, (subject to year-end adjustments and excluding footnotes);

(b)

as soon as available and in any event within (i) in the case of the Borrower, 120 days after the end of each Fiscal Year, and (ii) in the case of Steelco, the earlier of (x) 120 days (or 150 days for the first Fiscal Year after the closing of the Transactions) after the end of each Fiscal Year and (y) five (5) Business Days after delivery of the same pursuant to any Steelco Exit Facility Agreement, copies of the audited financial statements of Steelco, the General Partner and the Borrower, in each case, for the end of such Fiscal Year, prepared in accordance with IFRS and stating in comparative form the respective figures as of the end of and for the previous Fiscal Year, accompanied by a report thereon of independent chartered accountants of recognized national standing in Canada (without any qualification as to the scope of such audit) to the effect that the statements present fairly, in all material respects, the financial position the Borrower, the General Partner or Steelco, as applicable, as of the end of such Fiscal Year and the results of the operations and changes in financial position for such Fiscal Year in conformity with IFRS;

(c)	concurrently with the financial statements required pursuant to Sections 6.1(1)(a) and (b), a Compliance Certificate from the General Partner, for and on behalf of itself and the Borrower;

(d)

promptly after the General Partner learns of the receipt or occurrence of any of the following, a certificate of the General Partner signed by a Responsible Officer of the General Partner, specifying (i) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (ii) any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Loan Documents, (iii) any event or condition not previously disclosed to the Investors, which violates any Environmental Laws and which could potentially, in the General Partner’s reasonable judgment, have a Material Adverse Effect, (iv) any default or event of default by any party to any Material Contract; and (v) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;

(e)

promptly, and in any event within three Business Days after any officer of the General Partner obtains knowledge thereof, notice of any litigation or governmental investigation or proceeding pending against the Borrower or the General Partner (or any Subsidiary of either of them) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(f)

upon request by the Administrative Agent (acting at the direction of the Required Investors), a summary of the insurance coverage of the Borrower, the General Partner and Steelco (but in the case of Steelco, only as it relates to the Port Assets), in form and substance reasonably satisfactory to the Administrative Agent and the Required Investors, and upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Administrative Agent (acting at the direction of the Required Investors), copies of the applicable policies;

(g)

concurrently with any delivery of financial statements under Section 6.1(1)(a) and (b), a certificate of a Responsible Officer of the General Partner identifying (i) any change in IFRS or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.1(1)(a) and specifying the effect of such change on the financial statements accompanying such certificate, (ii) any entry into a Material Contract or Material Authorization, in either case, of the Borrower or the General Partner, or any entry into, material amendment to, or termination of any Material Contract or Material Authorization, in either case, of the Borrower or the General Partner, (iii) any changes of the type described in Section 6.1(18) that have not been previously reported by the Borrower or the General Partner;

(h)

in the case of Steelco only, (i) copies of any financial statements, financial projections and compliance certificates that Steelco has provided to the term lenders under any Steelco Exit Facility Agreement and (ii) copies of any notices of default or other material notices that Steelco has provided to the lenders under any Steelco Exit Facility Agreement, in each case, within five (5) Business Days after delivery of same to such lenders; and

(i)

promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or the General Partner, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent (acting at the direction of the Required Investors) may reasonably request.

(2)    Corporate Existence, Ownership of Subsidiaries. Preserve and maintain its existence pursuant to the laws of the Province of British Columbia. Steelco shall ensure that each of the Borrower and the General Partner is and remains a Wholly-Owned Subsidiary of Steelco.

(3)    Compliance with Laws, etc. Comply (i) with the requirements of all applicable Laws (including all applicable Environmental Laws), where failure to so comply could reasonably be expected to have a Material Adverse Effect and (ii) in all material respects with Anti-Corruption Laws.

(4)     Conduct of Business and Maintenance of Properties. (i) conduct its business in a prudent manner and consistent with good business practices where failure to so conduct its business could reasonably be expected to have a Material Adverse Effect; and (ii) in the case of the Borrower and the General Partner, maintain and preserve all of its respective Assets in all material respects in good repair, working order and condition (other than ordinary wear and tear) and in material compliance with all applicable Laws (except where failure to so comply could not reasonably be expected to have a Material Adverse Effect) and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business may be properly and advantageously conducted at all times in accordance with prudent business management.

(5)    Books and Records. In the case of the Borrower and the General Partner, keep proper books of account and records in accordance with sound and consistent accounting practices, covering all of its business and affairs on a current basis.

(6)    Payment of Taxes and Claims. In the case of the Borrower and the General Partner, pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its Assets; and (ii) all lawful Claims which, if unpaid, might by Law become a Lien (other than a Permitted Lien) upon its Assets, except any such Tax or Claim which is being contested in good faith and by proper proceedings and in respect of which appropriate reserves have been made, and except for any Permitted Liens or unless the non-payment of such Taxes, assessments, charges, levies or Claims could not reasonably be expected to result in a Material Adverse Effect.

(7)    Cure Defects. Promptly upon having knowledge thereof, cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any of the other agreements, instruments or documents contemplated thereby or executed pursuant thereto or any defects in the validity or enforceability of any of the Loan Documents and execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Administrative Agent (acting at the direction of the Required Investors) may consider reasonably necessary or desirable for the foregoing purposes.

(8)    Property Insurance.

(a)

The Borrower and the General Partner shall maintain or cause Steelco to maintain for and on behalf of the Borrower and the General Partner, with financially sound and reputable insurers, insurance with respect to its properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts and with deductibles as are customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority, including, without limitation the Required Insurance.

(b)

In the case of any fire, accident or other casualty causing loss or damage to any property of the Borrower or the General Partner used in generating cash flow or required by Applicable Law, all proceeds of such policies shall be used to either (i) promptly repair or replace any such damaged property, or (ii) repay the Term Loan in accordance with Section 2.7.

(c)

Each of the Borrower and the General Partner shall obtain endorsements to the policies pertaining to all physical properties in which the Collateral Agent shall have a Lien under the Loan Documents, naming the Collateral Agent as an additional insured (with respect to liability insurance only) and first loss payee and containing (i) provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Collateral Agent, and (ii) a standard non-contributory “mortgagee”, “lender” or “secured party” clause, as well as such other customary provisions as may be required to fully protect the Collateral Agent’s interest in the Collateral and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Collateral Agent and the Investors.

(D)    In the event the Borrower or the General Partner fails to provide the Collateral Agent and the Investors with timely evidence of the maintenance of insurance coverage required pursuant to this Section 6.1(8), or in the event that the Borrower or the General Partner fails to maintain such insurance, the Collateral Agent may (acting at the direction of the Required Investors) arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Collateral Agent may, but need not, protect the Borrower’s or the General Partner’s interest in the Collateral, and therefore such insurance may not pay claims which the Borrower or the General Partner may have with respect to the Collateral or pay any claim which may be made against the Borrower or the General Partner in connection with the Collateral. In the event the Collateral Agent obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for the Term Loan), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. Each of the Borrower and the General Partner hereby acknowledges that the costs of the premiums of any insurance acquired or arranged by the Collateral Agent may exceed the costs of insurance which the Borrower or the General Partner may be able to purchase on its own. In the event that the Collateral Agent arranges such insurance, the Collateral Agent shall promptly, and in any event within 15 days, notify the Borrower of said purchase.

(E)    Upon the occurrence and continuance of an Event of Default (and without limiting any other rights of the Administrative Agent, the Collateral Agent and/or the Investors hereunder or under any other Loan Document), (i) the Collateral Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Collateral Agent, have the sole right (upon the direction of the Required Investors), in the name of the Collateral Agent or the Borrower or the General Partner, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, and (ii) all insurance proceeds in respect of any Collateral shall be paid to the Collateral Agent. In such event, the Collateral Agent shall apply such insurance proceeds to the obligations of the Borrower and the General Partner in accordance with Section 2.7.

(9)     Use of Proceeds of Term Loan. Use the proceeds of the Term Loan for purposes of financing, in part, acquisition of the Port Assets from POI pursuant to the Asset Purchase Agreement.

(10)     Authorizations, Intellectual Property. Maintain (i) any Authorizations held by the Borrower or the General Partner in good standing, and (ii) any owned intellectual property or Licensed Intellectual Property in the name of the Borrower or the General Partner, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(11)     Inspections. Permit the Investors and their representatives and consultants to visit and inspect any of its assets to examine the Borrower’s or the General Partner’s books and records and to make copies and take extracts therefrom, and to discuss the Borrower’s or the General Partner’s affairs, finances and accounts with the senior officers thereof or (following the occurrence of an Event of Default and in the presence of the Borrower’s or the General Partner’s personnel) the Borrower’s or the General Partner’s independent auditors, not more than once per six months (or without limitation if an Event of Default has occurred and is continuing), as the Investors may reasonably request upon reasonable prior notice to the Borrower by the Investors and during regular business hours.

(12)     Protect Security Interests. At all times take all action and supply the Collateral Agent with all information necessary to maintain the Security as valid and perfected first ranking Security charging the Assets covered thereby, subject to Permitted Liens.

(13)     Maintenance of Bank Accounts. In the case of the Borrower and the General Partner, maintain all of its bank accounts with Royal Bank of Canada (or such other bank as may be agreed to by the Administrative Agent, acting at the direction of the Required Investors).

(14)     Further Assurances. At the Borrower’s cost and expense, duly execute and deliver, upon request by the Administrative Agent (acting at the direction of the Required Investors), such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Required Investors to carry out more effectually the provisions and purposes of the Loan Documents.

(15)     KYC and Other Similar Information. Upon reasonable request by the Administrative Agent, the Collateral Agent or any Investor, provide and/or deliver such “know your client”, anti-money laundering or similar information as may be reasonably requested by such Person.

(16)     Payment When Due. Duly and punctually pay or cause to be paid all amounts required to be paid by it to the Administrative Agent, the Collateral Agent and/or the Investors pursuant to the Loan Documents, including principal, interest, fees, premiums, breakage costs, other fees and expenses and any other amounts, at the times, in the currencies and in the manner set forth herein or therein.

(17)     Observance of Covenants. Observe and perform in all material respects all of the covenants, agreements, terms and conditions to be performed by it under each Material Contract to which it is a party (except where failure to so observe and perform could not reasonably be expected to have a Material Adverse Effect).

(18)     Registrations. Each of Steelco, the General Partner and the Borrower shall record, file or register, at its own expense, applications for registration or financing statements (and continuation or financing change statements when applicable), and make any other registrations or filings, including where required, the registration of each of the Security Documents (collectively, “Registrations”) with respect to the Collateral now existing and hereafter created or arising and the creation of Liens therein under and as contemplated by the Security Documents, meeting the requirements of applicable Law, in such manner and in such jurisdictions as are necessary to protect, perfect and maintain the protection and perfection of, such Liens, and to deliver a file stamped copy of each such Registration or other evidence of such Registration to the Investors and the Collateral Agent on or prior to the date hereof. If Steelco, the General Partner or the Borrower (a) makes any change in its name, jurisdiction of organization or corporate structure, (b) changes its chief executive office or principal place of business, or (c) takes any other action, which in any such case would, under the applicable Law, require the amendment of any Registration recorded, registered and filed in accordance with the provisions hereof, Steelco, the General Partner or the Borrower, as applicable, shall prior to the taking of any action referred to in clause (a), clause (b) or clause (c), give the Investors and the Collateral Agent notice of any such change or other action and shall promptly file such Registrations as may be necessary or desirable to continue the perfection of the Liens in the Collateral intended under the Security Documents. The Administrative Agent, the Collateral Agent and the Investors shall be under no obligation whatsoever to record, file, register, maintain, continue or investigate any Registration, or to make any other recording, filing, registration, continuation or investigation in connection herewith.

(19)     Separateness. The General Partner shall and shall cause the Borrower to:

(a)	operate its business in the ordinary course and for its own account;

(b)	maintain books of account and business records separate from those of Steelco and any other Person, including separate financial statements, and will file its own tax returns;

(c)	maintain its own bank accounts, use separate invoices and cheques and not commingle or pool its funds or other assets with those any other Person;

(d)

maintain the office premises provided by Steelco as the office premises of the Borrower and the General Partner with a mailing address which identifies the Borrower and the General Partner and separate stationery different from that of Steelco and any other Person and those premises will be conspicuously identified as the office of the Borrower and the General Partner, so they can easily be located and identified by outsiders;

(e)

use stationery and telephone and facsimile numbers distinct from Steelco and will use a distinct signature on all email correspondence identifying such correspondence as originating from the Borrower and the General Partner;

(f)	hold itself out and deal with third parties separately under its own name and not as a division or part of any other Person;

(g)	maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify its individual assets;

(h)	in the case of the General Partner, have a distinct board of directors;

(i)

observe distinct corporate procedures and formalities, including without limitation, the holding of meetings, the recording and maintenance of minutes of such meetings, and the recording of and maintenance of resolutions adopted at such meetings, in each case from those of any other Person;

(j)

ensure that each officer and director of the General Partner has discharged and will discharge his or her respective fiduciary duties and obligations to the General Partner in accordance with, and subject to, all applicable laws;

(k)

ensure that any and all of the transactions between Steelco and the Borrower and the General Partner have been and will be fully documented and have reflected and will reflect transactions on arm’s length terms undertaken in good faith;

(l)	at all times comply with the provisions set forth in the General Partner’s articles of incorporation and bylaws and the partnership agreement of the Borrower; and

(m)	not hold itself out to be responsible for the debts or the decisions or actions respecting the daily business and affairs of any other Person (other than as provided in the Loan Documents).

(20)     Planning Act Approval. As soon as reasonably possible and practicable after the date hereof and in any event by no later than February 28, 2019, apply for, and thereafter diligently pursue, all required consents pursuant to the Planning Act (Ontario) for, at the option of the Borrower, either (i) the transfer in fee simple of the Leased Lands to the Borrower (or the General Partner, for an on behalf of the Borrower), or (ii) the extension of the term of the Lease for a period of 50 years less a day, including appealing any refusal to grant Planning Act (Ontario) consent and opposing any appeal by a third party to the granting of the Planning Act (Ontario) consent. Prior to submitting any such application, Steelco and the Borrower shall deliver a draft copy of such application to the Administrative Agent and its counsel for approval (acting at the direction of the Required Investors), such approval not to be unreasonably withheld or delayed. Steelco, the General Partner and the Borrower shall make such amendments to such application as the Required Investors or their counsel may reasonably require. Steelco, the General Partner and the Borrower agree to satisfy any commercially reasonable conditions to the Planning Act consent before the lapsing of any such consent so that such consent may become final and binding.

(21)     Replacement CEO. Not later than the date that is 90 days after the Closing Date (or such longer period as agreed to by the Required Investors), identify, appoint and independently employ an executive officer of the General Partner.

(22)     Proceeds of Sublease. In the case of the Borrower and the General Partner, cause all amounts received by the Borrower pursuant to the Sublease to be deposited in an account which shall, within 30 days of the Closing Date and at all times thereafter, be subject to a blocked account agreement, account control agreement or similar agreement in favour of the Collateral Agent (such blocked account agreement, account control agreement or similar agreement to be in form and substance satisfactory to the Collateral Agent, acting reasonably).

ARTICLE 7

NEGATIVE COVENANTS

7.1	Negative Covenants.

So long as any amount owing hereunder remains unpaid or the Administrative Agent, the Collateral Agent and/or any Investor has any obligation under this Agreement or any other Loan Document, Steelco, the General Partner and the Borrower shall not, and the General Partner shall cause the Borrower to not:

(1)     Indebtedness. In the case of the Borrower and the General Partner, create, incur, assume or suffer to exist, any Debt other than (i) Debt hereunder and under the Loan Documents; (ii) Debt for borrowed money incurred in connection with any loan made by Steelco to the Borrower (on a “deeply subordinated” basis on terms satisfactory to the

Investors); and (iii) other Debt in an aggregate amount outstanding at any time of not more than $500,000.

(2)     Liens. In the case of the Borrower and the General Partner, create, incur, assume or suffer to exist, any Lien on any of its properties or assets, other than Permitted Liens. In the case of Steelco, create, incur, assume or suffer to exist, any Lien on any of its Equity Interests in the Borrower or the General Partner, other than Permitted Liens.

(3)     Corporate Changes. In the case of the Borrower, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate, wind-up, dissolve or any other similar transaction.

(4)     Investments. In the case of the Borrower and the General Partner, directly or indirectly, make any Investments other than Permitted Cash Investments.

(5)     Hedge Arrangements. In the case of the Borrower and the General Partner, enter into or suffer to exist any commodity, interest rate, currency rate hedging agreement or other similar understanding or obligation, except interest rate hedging obligations entered into in respect of the Borrower’s obligations under this Agreement.

(6)     Distributions. Make or commit to make any Distributions; provided that Steelco shall be permitted to make:

(a)

payments (other than any voluntary payments which are not required by the terms of the Steelco Exit Term Loan Facility, the Steelco Exit FedDev Facility or the Steelco Exit CapEx Facility) on account of any principal of or interest or premium on, and fees owed in connection with:

(i)

(w) up to an aggregate principal amount of U.S.$300,000,000 of Debt incurred pursuant to the Steelco Exit Term Loan Facility, (x) up to an aggregate principal amount of U.S.$300,000,000 of Debt incurred pursuant to the Steelco Exit ABL Facility, (y) up to an aggregate principal amount of Cdn..$60,000,000 of Debt incurred pursuant to the Steelco Exit CapEx Facility and (z) up to an aggregate principal amount of Cdn.$75,000,000 of Debt incurred pursuant to the Steelco Exit FedDev Facility;

(ii)	any other Debt for borrowed money incurred by Steelco after the Closing Date, provided that:

(A)

if such Debt is owed to a holder of Equity Interests in Steelco (or any Affiliate thereof), the terms of such Debt are on fair and reasonable terms no less favorable to Steelco (taken as a whole) than would be obtained in a comparable arm’s length transaction with a Person who is not a holder of Equity Interests in Steelco (or otherwise consented to by the Investors, such consent not to be unreasonably withheld); and

(B)	if any Debt incurred by Steelco after the Closing Date is held, as to 50% or more of such Debt, by Persons which are not holders of Equity Interests in Steelco (or any Affiliate thereof)

upon the incurrence of such Debt, such Debt shall be deemed to satisfy the requirements of paragraph (A) above;

(iii)

any Debt incurred to refinance any of the Debt described in (i) or (ii) above, provided that the pricing and other terms thereof are no less favorable to Steelco (taken as a whole) than would be obtained in an arm’s length transaction with a Person who is not a holder of Equity Interests in Steelco (or otherwise consented to by the Investors, such consent not to be unreasonably withheld);

(b)	any repayment of Debt described in paragraphs (a)(i) or (a)(ii) above made with the proceeds of Debt described in paragraph (a)(iii) above;

(c)

Distributions to a direct or indirect parent of Steelco (including the general partner of such direct or indirect parent) in amounts required for such parent to pay any of the following expenses, liabilities or other obligations, to the extent that the board of managers, managing member, board of directors or similar governing body of such parent (each, a “Parent Board”) determines reasonably and in good faith that any such expenses, liabilities or other obligations are solely and directly related to such parent’s role as a direct or indirect holding company for Steelco or any of its Affiliates or the business and affairs of Steelco or any of its Affiliates: (1) operating, administrative, legal, regulatory and other similar costs and expenses of such parent, (2) any compensation, indemnity or insurance for employees or members of a Parent Board; provided that no compensation may be paid to a member of a Parent Board if such member is an employee of a holder of outstanding Equity Interests in the ultimate parent of Steelco (such ultimate parent, the “Ultimate Parent”) or an employee of a holder of outstanding Equity Interests in the general partner of the Ultimate Parent (the “Ultimate GP”) (each such holder of outstanding Equity Interests in the Ultimate Parent or outstanding Equity Interests of the Ultimate GP, other than the Ultimate Parent or the Ultimate GP itself, an “Ultimate Parent Shareholder”) (or any Affiliate or manager of an Ultimate Parent Shareholder, except, for the purpose of this clause (c), each of the Ultimate GP and Ultimate Parent and their respective subsidiaries shall be deemed not to be an Ultimate Parent Shareholder or an Affiliate or manager thereof), other than indemnification and insurance in connection with service as a member of a Parent Board or other related service to such parent and reimbursement for reasonable out-of-pocket expenses incurred in connection with attending meetings of a Parent Board, (3) any accounting, audit, legal, tax advisor, financial advisor and other professional fees and expenses of such parent, (4) taxes, assessments and governmental charges (including, in each case, penalties and interest) levied or imposed upon such parent or for which such parent is liable; provided that the aggregate amount distributed under this clause (4) to pay taxes, assessments and governmental charges other than any taxes, assessments and governmental charges arising in connection with items (1) through (3) and (5) through (7) of this clause (c) (the “Other Taxes Distributions”) in a calendar year shall not exceed the sum of the Annual Other Tax Distribution Cap plus the Annual Other Tax Distribution Surplus; and provided further that (x) any such Distribution permitted under this clause (4) shall only be used to pay amounts due to a governmental entity and shall not be used, directly or indirectly, to pay a Distribution to an

Ultimate Parent Shareholder, and (y) the amount of any such Distribution permitted under this clause (4) shall be determined after giving effect to any corresponding tax deduction, credit or other reduction that reduces the amount actually payable; (5) any judgments, settlements, penalties, fines or other costs and expenses of such parent in respect of any claims against, or any litigation or proceedings involving, such parent, (6) fees and expenses related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by a Parent Board and (7) other fees and expenses in connection with the maintenance of the existence of such parent such that the business of such parent and Steelco may be properly and advantageously conducted at all times; provided that Steelco shall be prohibited from making any Distribution or other payment to any Ultimate Parent Shareholder (or from making any Distribution or other payment to the Ultimate Parent or any other direct or indirect parent of Steelco for the purposes of making any Distribution or payment to an Ultimate Parent Shareholder) in respect of management fees, legal fees or financial advisor fees or comparable expenses of any Ultimate Parent Shareholder (other than to cover compensation, indemnification, insurance or out-of-pocket expenses permitted under clause (2) above);

(d)	all payments pursuant to the terms of the Lease and Sublease; and

(e)	any Distribution paid solely by the issuance of Equity Interests of Steelco.

(7)     Related Party Transactions. In the case of the Borrower and the General Partner and except with respect to the Lease and the Sublease, directly or indirectly (i) purchase, acquire, lease or licence any asset, right or service from, or (ii) sell, transfer, lease or licence any assets, right or service to, any Person which is an Affiliate of the Borrower or the General Partner, except at prices and on terms not less favourable to the Borrower or the General Partner than those which would have been obtained in a transaction with a Person which is not an Affiliate of the Borrower or the General Partner, provided that the consent of the Required Investors, acting reasonably, shall be required for any transaction or series of transactions between the Borrower or the General Partner and any Person which is an Affiliate of the Borrower or the General Partner involving payments or the provisions of services in excess of (A) $100,000 individually, and (B) $750,000 by the Borrower and the General Partner in aggregate during any Fiscal Year (excluding the Core Material Contracts); provided that that this Section 7.1(7) shall not in any way restrict the execution, delivery or performance of the Lease or the Sublease.

(8)     Limitation on Sale-Leaseback Transactions. In the case of the Borrower and the General Partner, enter into any Sale-Leaseback Transaction.

(9)     Asset Dispositions. In the case of the Borrower and the General Partner, make any Asset Disposition, except (i) an Asset Disposition in respect of which the Net Proceeds therefrom are applied in accordance with Section 2.7(1)(b); or (ii) expressly permitted by Sections 7.1(4) or (6).

(10)     Change in Business. In the case of the Borrower and the General Partner, engage in any business other than the Business.

(11)     Fiscal Year. In the case of the Borrower and the General Partner, change its Fiscal Year.

(12)     No Share Issuances by Borrower or the General Partner. In the case of the Borrower and the General Partner, issue any Equity Interests unless the Person to whom such Equity Interests are issued is Steelco and then only if the additional Equity Interests so issued are concurrently and validly pledged to the Collateral Agent under the Security Documents, certificates together with stock transfer powers in respect of such Equity Interests are delivered to the Collateral Agent, and all resolutions (corporate, shareholder or otherwise) and customary legal opinions in connection therewith are delivered to the Collateral Agent.

(13)     No New Subsidiaries. In the case of the Borrower and the General Partner, create or acquire or permit to exist any Subsidiary after the date of this Agreement.

(14)     Amendments to Organizational Documents. In the case of the Borrower and the General Partner, amend its organizational documents in a manner that would be prejudicial in any material respect to the interests of the Administrative Agent, the Collateral Agent and/or any Investor under the Loan Documents.

(15)     Amendments/Termination of Core Material Contracts. In the case of the Borrower and the General Partner, directly or indirectly, (i) amend, modify, terminate or replace any Core Material Contract or any material provision thereof (other than, in respect of the Lease and the Sublease, Permitted Amendments); or (ii) waive or excuse performance by the counterparty thereunder of any of its material obligations thereunder.

(16)     No Change of Name. In the case of the Borrower and the General Partner, change its name or adopt a French form of name or change or the jurisdiction of its organization, or its chief executive office or principal place of business, in each case, without prior written notice to the Investors and the Administrative Agent.

(17)     Location of Assets in Other Jurisdictions. In the case of the Borrower and the General Partner, except for property in transit in the ordinary course of business, acquire, acquire or store any property outside of the Province of Ontario.

(18)     Pension Plan Compliance. In the case of the Borrower and the General Partner, establish, or otherwise become liable or subject to, any Pension Plan.

(19)     Capital Expenditures. In the case of the Borrower and the General Partner, make any Capital Expenditures in any Fiscal Year other than Capital Expenditures (i) in an aggregate amount of not more than $100,000 (or such greater amount as agreed to in writing by the Required Investors), collectively among the Borrower and the General Partner, (ii) funded by way of grants from Governmental Authorities and designated for such purpose, (iii) funded by Net Proceeds from the issuance of Equity Interests by the Borrower or the General Partner or of any capital contributions by any Person to the Borrower or the General Partner and designated for such use.

(20)     Distributions on Closing Date. Make Distributions on the Closing Date to a holder of Equity Interests of Steelco or its Affiliates, other than as set forth in the sources and uses of funds provided pursuant to Section 5.1(16).

ARTICLE 8

[DELETED INTENTIONALLY]

ARTICLE 9

EVENTS OF DEFAULT

9.1	Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)

the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable (including any payment required to be made pursuant to Section 2.5(a)), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)

the Borrower or the General Partner shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount referred to in Section 9.1(a)) payable under this Agreement, within 3 Business Days after the date the same shall become due and payable;

(c)

any representation or warranty made or deemed made by or on behalf of Steelco, the General Partner or the Borrower in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been incorrect in a material respect when made or deemed to be made;

(d)	the Borrower or the General Partner shall fail to observe or perform any covenant contained in Section 7.1 (Negative Covenants);

(e)	Steelco shall fail to pay any amount payable by it under the Sublease when and as the same shall become due and payable and such failure continues for 3 Business Days;

(f)

(i) Steelco, the General Partner or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 9.1(a), (b), and (d) above) or any other Loan Document or (ii) the Borrower, the General Partner or Steelco shall fail to observe or perform any covenant, condition or agreement contained in the Sublease, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) knowledge thereof by Steelco or the General Partner, or (y) notice thereof from the Administrative Agent (acting at the direction of the Required Investors) to Steelco or the Borrower, as applicable;

(g)

(i) the Borrower or the General Partner shall fail to pay any amount of the principal of or premium or interest on any Debt (excluding any Debt hereunder) which is outstanding in an aggregate principal amount exceeding $150,000 (or the Equivalent Amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt without waiver of such failure by the holder or holders of such Debt on or before the expiration of such period; or (ii) any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt without waiver of such failure by the holder or holders of such Debt on or before the expiration of such period, if the effect of such event is to accelerate, or permit the acceleration of such Debt; or (iii) any such Debt shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof;

(h)

any of the following shall be declared to be due and payable in accordance with its terms prior to the stated maturity thereof: (i) any Debt incurred pursuant to any Steelco Exit Facility Agreement or any Debt incurred to refinance any Debt incurred pursuant to any Steelco Exit Facility Agreement; or (ii) any other Debt (excluding any Debt hereunder) of Steelco which is outstanding in an aggregate principal amount equal to or greater than $50,000,000 (or the Equivalent Amount in any other currency);

(i)

any final judgment or order (subject to no further right of appeal) for the payment of money in excess of $200,000 (or the Equivalent Amount in any other currency) is rendered against or in respect of the Borrower or the General Partner or any of their assets and either (A) enforcement proceedings have been commenced by a creditor upon the judgment or order; or (B) there is any period of 45 consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect; provided that this Section 9.1(i) will not apply if the entire judgment amount is covered by insurance provided by a reputable and solvent insurance company and such insurance company has not denied coverage in respect of such judgment;

(j)

Steelco, the General Partner or the Borrower (i) is adjudicated insolvent or generally is not able to pay its debts as they become due; (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceedings seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, release or composition of it or its Debt under any Law relating to bankruptcy, insolvency, reorganization or release of debtors including any plan of compromise or arrangement or other corporate proceedings involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets, and in the case of any such proceeding instituted against it (but not instituted by it), (a) such proceeding shall remain undismissed or unstayed for a period of 30 days, or (b) Steelco, the General Partner or the Borrower fails to diligently and actively oppose such proceeding, or (c) any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets) is given; or (iv) takes any corporate or other action to authorize any of the above actions;

(k)	if an encumbrancer shall take possession of all or a substantial part of the property of the Borrower or the General Partner (whether by appointment of a receiver, receiver and manager or otherwise) or if a distress or execution or any similar process be levied or enforced there against and remain unsatisfied for such period as would permit such property or such substantial part thereof to be sold thereunder;

(l)	the Borrower or the General Partner shall cease or threaten in writing to cease to carry on business or a substantial part thereof in the ordinary course;

(m)

any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien unless the Borrower has remedied such default within 5 Business Days of the Borrower receiving notice from the Collateral Agent of such Default (without material prejudice to the Investors);

(n)

any of the Loan Documents or the Core Material Contracts shall cease to be in full force and effect against Steelco, the General Partner or the Borrower, as applicable, (except as such enforceability may be limited by the availability of equitable remedies and the effect of bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally);

(o)

the validity of any of the Loan Documents or the applicability thereof to the Term Loan or any other obligations purported to be secured thereby or any material part thereof shall be disaffirmed in writing by or on behalf of Steelco, the General Partner or the Borrower, as applicable, or any other Person party thereto (other than the Administrative Agent, the Collateral Agent or any Investor);

(p)	there shall be any Impermissible Qualification; or

(q)	the occurrence of a default or event of default by any Person pursuant to any Core Material Contract which has had or could reasonably be expected to have a Material Adverse Effect,

then, and in every such event (other than an event with respect to Steelco, the General Partner or the Borrower, as applicable, described in Section 9.1(j), (k) or (l)), and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent (acting at the direction of the Required Investors), by notice to Steelco and the Borrower, may declare the Term Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by Steelco, the General Partner and the Borrower; and in the case of any event with respect to Steelco, the General Partner or the Borrower, as applicable, described in Section 9.1(j), (k) or (l), the principal of the Term Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Steelco, the General Partner and the Borrower.

ARTICLE 10

ADMINISTRATIVE AGENT/COLLATERAL AGENT

10.1	Appointment and Authority.

Each Investor hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Administrative Agent by the terms hereof or thereof. The Administrative Agent and each Investor hereby irrevocably appoints the Collateral Agent to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Collateral Agent by the terms hereof or thereof. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Investors, and none of Steelco, the General Partner or the Borrower shall have rights as a third party beneficiary of any of such provisions.

10.2	Rights as an Investor.

The Person serving as the Administrative Agent or Collateral Agent, as applicable, hereunder shall have the same rights and powers in its capacity as an Investor as any other Investor and may exercise the same as though it were not the Administrative Agent or Collateral Agent, as applicable. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Steelco, the General Partner, the Borrower or any Affiliate of any of the foregoing as if such Person were not the Administrative Agent or Collateral Agent, as applicable, and without any duty to account to the Investors.

10.3	Exculpatory Provisions.

(1)     The Administrative Agent or Collateral Agent, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent, as applicable:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Investors (or such other number or percentage of the Investors as shall be expressly provided for in the Loan Documents), but the Administrative Agent and Collateral Agent, as applicable, shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent, as applicable, to liability or financial risk or that is contrary to any Loan Document or applicable Law; and

(c)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Steelco, the General Partner, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent, as applicable, or any of its Affiliates in any capacity.

(2)     The Administrative Agent and Collateral Agent, as applicable, shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Investors (or such other number or percentage of the Investors as is necessary, or as the Administrative Agent or Collateral Agent, as applicable, believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent and Collateral Agent, as applicable, shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing the Default or Event of Default is given to the Administrative Agent or Collateral Agent, as applicable, by the Borrower.

(3)     Except as otherwise expressly specified in this Agreement, the Administrative Agent and Collateral Agent, as applicable, shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any order, direction, instruction, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement.

10.4	Reliance by Administrative Agent/Collateral Agent.

The Administrative Agent and the Collateral Agent, as applicable, shall be entitled to rely upon, and shall not incur any liability for relying upon, any order, direction, instruction, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and Collateral Agent, as applicable, also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a borrowing that by its terms must be fulfilled to the satisfaction of an Investor, the Administrative Agent and Collateral Agent, as applicable, may presume that such condition is satisfactory to such Investor unless the Administrative Agent or Collateral Agent, as applicable, shall have received written notice to the contrary from such Investor prior to the making of such borrowing. The Administrative Agent and the Collateral Agent, as applicable, may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Indemnification of Administrative Agent and Collateral Agent.

Each Investor agrees to indemnify the Administrative Agent and the Collateral Agent and hold each of them harmless (to the extent not reimbursed by Steelco or the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the

Administrative Agent or Collateral Agent, as applicable, in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Investor shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s or Collateral Agent’s, as applicable, gross negligence or wilful misconduct as determined by a court of competent jurisdiction in a final non-appealable ruling.

10.6	Delegation of Duties.

The Administrative Agent or Collateral Agent, as applicable, may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as applicable, from among the Investors and their respective Affiliates. The Administrative Agent or Collateral Agent, as applicable, and any sub-agents may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent and the Collateral Agent, as applicable, shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent, and shall apply to their respective activities in connection with the activities as Administrative Agent or Collateral Agent, as applicable.

10.7	Replacement of Administrative Agent and Collateral Agent.

(1)     The Administrative Agent or Collateral Agent, as applicable, may at any time give notice of its resignation to the Investors and the Borrower. Upon receipt of any such notice of resignation, the Required Investors shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. The Administrative Agent or Collateral Agent, as applicable, may also be removed at any time by the Required Investors upon 30 days’ notice to the Administrative Agent or Collateral Agent, as applicable, and the Borrower as long as the Required Investors appoint and obtain the acceptance of a successor within such 30 days.

(2)     If no such successor shall have been so appointed by the Required Investors and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Investor directly, until such time as the Required Investors appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in the preceding paragraph.

(3)     Upon a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent or Collateral Agent, as applicable, and the former Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent or Collateral Agent, as applicable, the provisions of this Article shall continue in effect for the benefit of such former Administrative Agent or Collateral Agent, as applicable, and their respective sub-agents and Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, as applicable.

10.8	Non-Reliance on Administrative Agent and Collateral Agent.

Each Investor acknowledges that it has, independently and without reliance upon the Administrative Agent or Collateral Agent, as applicable, or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Investor also acknowledges that it will, independently and without reliance upon the Administrative Agent or Collateral Agent, as applicable, or any of its representatives and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.9	Collateral and Filings.

Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, nothing in this Agreement or any other Loan Document shall require the Collateral Agent or the Administrative Agent to file financing statements or continuation statements (except for the safe custody of any Collateral in its possession), or be responsible for maintaining the security interests purported to be created as described herein, and such responsibility shall be solely that of the Borrower. Neither the Collateral Agent nor the Administrative Agent makes any representations and shall not be responsible for the existence, genuineness, validity or value of any Collateral or for the legality, effectiveness or sufficiency of any Security Documents, or for the creation, perfection, priority, sufficiency, protection or enforceability of any Lien.

10.10	Collective Action of the Investors.

Each Investor hereby acknowledges that to the extent permitted by applicable Law, any Security Document and the remedies provided under the Loan Documents to the Investors are for the benefit of the Investors collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent or the Collateral Agent, as applicable, upon the decision of the Required Investors (or such other number or percentage of the Investors as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Investors hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent or the Collateral Agent, as applicable, with the prior written agreement of the Required Investors (or such other number or percentage of the Investors as shall be expressly provided for in the Loan Documents). Each Investor hereby further covenants and agrees that upon any such written agreement being given, it shall cooperate fully with the Administrative Agent and the Collateral Agent to the extent requested by the Administrative Agent and the Collateral Agent.

10.11	Limited Duties and Liabilities.

In no event and under no circumstances shall the Collateral Agent or the Administrative Agent be required or deemed to be the operator of any facility, plant, property or other Collateral of the Borrower, the General Partner or Steelco. In the event that the Collateral Agent or the Administrative Agent is required to acquire title to an asset for any reason, or take any operational or managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Administrative Agent’s sole discretion may cause the Collateral Agent or the Administrative Agent to incur potential liability under any Environmental Law or any other applicable Laws, each of the Collateral Agent and the Administrative Agent reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Administrative Agent shall be liable to the Borrower, the General Partner, Steelco, the Investors, any Participant, or any other Person for any Environmental Liability or any other losses, claims, cost recovery actions, demands, damages, expenses, and liabilities of any kind arising under, in connection with or related to any Environmental Law, or under any applicable Law, rule or regulation, by reason of the Collateral Agent’s or the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the presence, release, or threatened release of any Hazardous Materials.

10.12	No Risk of Funds.

Neither the Administrative Agent nor the Collateral Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Loan Document. The Administrative Agent and the Collateral Agent may refuse to perform any duty or exercise any right or power unless it receives indemnity and/or security satisfactory to it against the costs, expenses and liabilities which might be incurred by it in performing such duty or exercising such right or power.

10.13	USA Patriot Act.

Each of the Borrower, the General Partner and Steelco acknowledges that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. Each of the Borrower, the General Partner and Steelco agrees that it will provide to the Administrative Agent and Collateral Agent such information as they may request, from time to time, in order for the Administrative Agent and Collateral Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

10.14	Force Majeure.

Neither the Administrative Agent nor the Collateral Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond their control of (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

ARTICLE 11

MISCELLANEOUS

11.1	Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail in each case to the addressee, as follows:

(a)	if to Steelco, the General Partner or the Borrower:

105 West Street,

Sault Ste. Marie

Ontario, Canada P6A 7B4

Attention: Rajat Marwah, Chief Financial Officer

E-mail: rajat.marwah@algoma.com

with a copy to:

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place, 62nd Floor

Toronto, Ontario M5X 1B8

Attention: Marc Wasserman

Facsimile: (416) 862-6666

(b)	if to an Investor, to it as provided on its signature page hereto:

(c)	if to the Administrative Agent or Collateral Agent:

Cortland Capital Market Services LLC

225 W. Washington St. 9th Floor

Chicago, Illinois 60606

Attention:	Francis Real and Legal Department
Facsimile:	(312) 376-0751
Email:	CPCAgency@cortlandglobal.com and
legal@cortlandglobal.com

Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.2	Waivers; Amendments.

(1)     Waiver. No failure or delay by the Administrative Agent, the Collateral Agent or any Investor in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, the Collateral Agent and the Investors hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Steelco, the General Partner or the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 11.2(2), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Investor may have had notice or knowledge of such Default at the time.

(2)     Amendments. Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Steelco, the General Partner, the Borrower, the Administrative Agent, the Collateral Agent and the Required Investors, provided that only written acceptances, amendments, waivers or consents signed by all the Investors shall (i) reduce the principal or amount of, or interest on, directly or indirectly, the Term Loan or any fees; (ii) postpone any date fixed for any payment of principal of, or interest on, the Term Loan or any fees; (iii) change the percentage of the Term Loan or the number or percentage of Investors required for the Investors, or any of them, or the Administrative Agent to take any action; (iv) permit any termination of the Sublease, the Steelco Guarantee or any other guarantees required hereunder or the Security or release any of such guarantees or any substantial portion of the Assets subject to the Security; (v) change the definition of Required Investors; or (vi) amend this Section. An amendment, modification or waiver affecting the Fee Letter may be made only by the parties to it.

11.3	Expenses; Indemnity; Damage Waiver.

(1)     Expenses. Steelco, the General Partner and the Borrower shall pay (a) all reasonable out-of-pocket expenses (fully evidenced by invoices, receipts or other similar documentation as appropriate), incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of one firm of legal counsel on behalf of the Administrative Agent and the Collateral Agent, together with one firm of local counsel in each applicable jurisdiction, and all applicable Taxes, in connection with the preparation of this Agreement and the other Loan Documents, (b) all reasonable out-of-pocket expenses (fully evidenced by invoices, receipts or other similar documentation as appropriate) incurred by the Administrative Agent, the Collateral Agent or the Investors, including the reasonable fees, charges and disbursements of one firm of legal counsel on behalf of the Administrative Agent and the Collateral Agent and one firm of legal counsel on behalf of the Investors, together with one firm of local counsel in each applicable jurisdiction, and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) all reasonable out-of-pocket expenses (fully evidenced by invoices, receipts or other similar documentation as appropriate) incurred by the Administrative Agent, the Collateral Agent or any Investor, including the fees, charges and disbursements of any of one firm of legal counsel on behalf of the Administrative Agent and the Collateral Agent and one firm of legal counsel on behalf of the Investors, together with one firm of local counsel in each applicable jurisdiction, and all applicable Taxes, in connection with the administration of this Agreement and the assessment, enforcement or protection of their rights in connection with this Agreement or in connection with the Term Loan, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan. For greater certainty and notwithstanding anything to the contrary in this Agreement, none of Steelco, the General Partner or the Borrower shall be required to pay or reimburse the out-of-pocket expenses (including legal fees) incurred by the Investors prior to the Advance Date, including in connection with the negotiation and preparation of the Term Loan, this Agreement and the other Loan Documents; however, nothing in this Agreement precludes the Investors from requiring payment or reimbursement of any of such expenses pursuant to the POI Credit Agreement.

(2)     Indemnity. Steelco, the General Partner and the Borrower shall indemnify the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof) and each Investor, as well as each Related Party and each assignee of any of foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses (including due diligence expenses, travel expenses and reasonable fees, charges and disbursements of counsel, but excluding expenses addressed by clause 11.3(1) above and any costs incurred by the Investors in connection with the negotiation and preparation of the Term Loan, this Agreement or the other Loan Documents) and all applicable Taxes (other than Excluded Taxes) to which any Indemnitee may become subject arising out of or in connection with (a) in respect of the Administrative Agent (or any sub-agent thereof) and the Collateral Agent (or any sub-agent thereof) and each of their Related Parties only, the preparation, execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (b) the Term Loan or any actual or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or the General Partner, or any Environmental Liability related in any way to the Borrower or the General Partner, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (e) any other aspect of this Agreement, the other Loan Documents and the Core Material Contracts, or (f) the enforcement of any Indemnitee’s rights hereunder and any related assessment, investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Transactions are consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of such Indemnitee.

(3)     No Special, Punitive, etc. Damages. None of Steelco, the General Partner or the Borrower shall assert, and hereby waives to the fullest extent permitted by applicable Law, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages or lost profits (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, the Term Loan or the use of the proceeds thereof irrespective of whether such Indemnitee has been advised of the likelihood of such loss or damage and regardless of the form of such action.

(4)     Inspections for Administration. Any inspection of any property of Steelco, the General Partner or the Borrower made by or through Administrative Agent, the Collateral Agent or any Investor shall be for purposes of administration of the Credit only, and none of Steelco, the General Partner or the Borrower shall be entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower) and neither the Administrative Agent nor the Collateral Agent shall be deemed to have any knowledge of any fact or circumstance as a result of such inspection.

(5)     No Representation. By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent, the Collateral Agent or any Investor pursuant to the Loan Documents, the Administrative Agent, the Collateral Agent and the Investors shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent, the Collateral Agent or any Investor.

(6)     Relationship Between Parties. The relationship between Steelco, the General Partner and the Borrower and the Administrative Agent, the Collateral Agent and any Investor is, and shall at all times remain, solely that of borrower and investor. The Administrative Agent, the Collateral Agent and each Investor shall not under any circumstances be construed to be a partner or joint venturer of Steelco, the General Partner or the Borrower or their Affiliates. Neither the Administrative Agent, the Collateral Agent nor any Investor shall under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Steelco, the General Partner or the Borrower or their Affiliates, or to owe any fiduciary duty to Steelco, the General Partner or the Borrower or their Affiliates. The Administrative Agent, the Collateral Agent and the Investors shall not undertake or assume any responsibility or duty to Steelco, the General Partner or the Borrower or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Steelco, the General Partner or the Borrower or their Affiliates of any matter in connection with their property or the operations of Steelco, the General Partner or the Borrower or their Affiliates. Steelco, the General Partner and the Borrower and their Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent, the Collateral Agent or any Investor in connection with such matters shall be solely for the protection of the Administrative Agent, the Collateral Agent and the Investors, and neither Steelco nor the Borrower nor any other Person shall be entitled to rely thereon.

(7)     Limitation of Liability. Neither the Administrative Agent, the Collateral Agent nor any Investor shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Steelco, the General Partner or the Borrower or their Affiliates, and Steelco, the General Partner and the Borrower hereby indemnifies and holds the Administrative Agent, the Collateral Agent and each Investor harmless on the terms set out in Section 11.3(2) from any such loss, damage, liability or claim.

(8)     Agreement Between Parties. The parties agree that this Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Steelco,

the General Partner, the Borrower, the Administrative Agent, the Collateral Agent and the Investors in connection with the Term Loan, and is made for the sole benefit of Steelco, the General Partner, the Borrower, the Administrative Agent, the Collateral Agent and the Investors (and their respective successors and permitted assigns). Except as provided in Section 11.3(2) or otherwise provided hereunder, no other Person shall have any rights of any nature hereunder or by reason hereof.

(9)    Payment of Expenses and Indemnity. All amounts due under this Section 11.3 shall be payable not later than five Business Days after written demand therefor accompanied by documented particulars thereof.

11.4	Successors and Assigns.

(1)     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Steelco, the General Partner or the Borrower shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and the Required Investors (and any attempted assignment or transfer by Steelco, the General Partner or the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Collateral Agent and each Investor) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)     Assignment by Investor. An Investor may assign to one or more assignees all or any part of its rights and obligations under this Agreement and the other Loan Documents. None of Steelco’s, the General Partner’s or the Borrower’s consent shall be required with respect to any assignment of all or any part of any Investor’s rights and obligations under this Agreement and the other Loan Documents provided that (i) such assignees shall not be entitled to receive any greater payments under Sections 2.10 and 2.12 than the assigning Investor would have been entitled to receive with respect to such assignment unless the assignment is made with the Borrower’s consent, acting reasonably, and (ii) no such assignment shall be made to an industry participant or competitor of either Steelco or the Borrower as set out on the list provided to the Administrative Agent and the Investors on the Closing Date, as updated from time to time by the Borrower with the consent of GIP Primus, L.P. (or if GIP Primus, L.P. shall no longer be an Investor, with the consent of the Required Investors) acting reasonably, or any Person known by the assigning Investor to be an Affiliate or Person acting in concert with any Person so listed. Any such assignment shall be made pursuant to an Assignment and Acceptance in the form of Exhibit B and the assigning Investor shall provide the Administrative Agent with a copy thereof forthwith upon execution thereof by the parties thereto. From and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and shall share in all of the rights and obligations of an Investor under this Agreement, and upon assignment of the full amount its share of the Term Loan, any assigning Investor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 11.3. Each assignee shall provide the Administrative Agent with an Administrative Questionnaire, tax information and all other information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent in order to comply with any applicable AML Legislation, whether now or hereafter in existence, requested by the Administrative Agent together with an assignment fee of $2,500.

(3)    Participations. An Investor may, without notice to the Borrower or the consent of the Borrower, sell participations to one or more Persons, other than Persons to whom assignment would be restricted under Section 11.4(2) (a “Participant”) in all or a portion of the Investor’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Term Loan; provided that (a) the Investor’s obligations under this Agreement shall remain unchanged, (b) such Investor shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) Steelco, the General Partner and the Borrower shall continue to deal solely and directly with such Investor in connection with the Investor’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Investor sells such a participation shall provide that (e) such Investor shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Investor shall not, without the consent of the Participant, agree to material amendments, modifications or waivers for which the approval of all the Investors is required under Section 11.2(2), and (f) the Participant shall agree to maintain the confidentiality of Information (as defined in Section 11.15) on terms and conditions substantively similar to those contained in Section 11.15. Subject to Section 11.4(4), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 11.3 to the same extent as if it were an Investor and had acquired its interest by assignment pursuant to Section 11.4(2).

(4)    Rights of Participant. A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 2.12 and 11.3 than such Investor would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(5)    Investor Pledge of Security. An Investor may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Investor, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 11.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Investor from any of its obligations hereunder or substitute any such pledgee or assignee for such Investor as a party hereto.

(6)    Borrower’s Obligations. Any assignment or grant of a participation pursuant to this Agreement shall constitute neither a repayment by the Borrower to the assigning or granting Investor of the Term Loan, nor a new advance of the Term Loan to the Borrower by the Investor or by the assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to the Term Loan shall continue and shall not constitute new obligations as a result of such assignment or participation.

11.5	Anti-Money Laundering Legislation.

Steelco, the General Partner and the Borrower acknowledges that, pursuant to AML Legislation, the Administrative Agent, the Collateral Agent or any Investor may be required to obtain, verify and record information regarding Steelco, the General Partner and the Borrower, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Steelco, the General Partner or the Borrower, and the transactions contemplated hereby. Steelco, the General Partner and the Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent, the Collateral Agent or any Investor, or any prospective assignee or participant of the Administrative Agent, the Collateral Agent or any Investor, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

11.6	Survival.

All covenants, agreements, representations and warranties made by Steelco, the General Partner and/or the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Investor may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. All indemnities contained herein shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Term Loan, the expiration or the termination of this Agreement or any provision hereof or the resignation or removal of the Administrative Agent or the Collateral Agent.

11.7	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed or other electronic form and the parties adopt any signatures received by a receiving fax machine or via e-mail as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other parties an original of the signed copy of this Agreement which was so faxed or e-mailed.

11.8	Entire Agreement.

This Agreement (together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent or any Investor), constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in such other applicable agreements.

11.9	Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.10	Right of Set Off.

If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Collateral Agent and each Investor is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, the Collateral Agent or any Investor to or for the credit or the account of any Credit Party against any of and all of the obligations of the Credit Parties now or hereafter existing under the Loan Documents held by the Administrative Agent, the Collateral Agent or any Investor, irrespective of whether or not the Administrative Agent, the Collateral Agent or any Investor shall have made any demand under any Loan Document and although such obligations may be unmatured and regardless of the currency of the deposit. The rights of the Administrative Agent, the Collateral Agent or any Investor under this Section are in addition to other rights and remedies (including other rights of set off) which the Administrative Agent, the Collateral Agent or any Investor may have.

11.11	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

11.12	Attornment.

Each party hereto agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) that it irrevocably waives any right to, and shall not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section.

11.13	Service of Process.

Each party hereto irrevocably consents to service of process in the manner provided for notices in this Agreement. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Without prejudice to any other mode of service, the Borrower, the General Partner and Steelco each consent to the service of process relating to any such proceedings by prepaid mailing or by personal delivery of a copy of the process at the address identified in Section 11.1 or by facsimile or prepaid mailing by air mail, certified or registered mail, or by personal delivery, of a copy of the process at the address as provided for pursuant to Section 11.1.

11.14	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15	Confidentiality.

The Administrative Agent, the Collateral Agent and each Investor shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors of such Person (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and either be under a fiduciary, legal or contractual obligation to keep such Information confidential or otherwise have agreed to keep such Information confidential), (b) to the extent required by regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to a non-disclosure agreement containing provisions substantially the same as the agreement entered into by the Investors, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Arrangement relating to the Borrower or the General Partner and their respective obligations, in each such case with the consent of the Borrower to the extent such consent is required for the participation or assignment pursuant to Section 11.4, (g) to their auditors in connection with any audit, (i) with the consent of the Borrower, or (h) to the extent such Information (i) has become publicly available other than as a result of a breach of this Section or (ii) becomes available to the Investors on a non-confidential basis from a source other than the Borrower or the General Partner; provided that such source is not known by the Investors to be (A) bound by a confidentiality agreement with the Borrower or the General Partner or (B) otherwise prohibited from disclosing information to the Investors by a contractual, legal or fiduciary obligation. In addition, the Administrative Agent, the Collateral Agent and the Investors may disclose the existence of this Agreement and relevant information about this Agreement, including the terms of this Agreement, to (i) rating agencies and credit bureaus and (ii) current or prospective investors in any fund managed by an Affiliate of any Investor. All Information provided by a Credit Party pursuant to the Loan Documents will be assumed to be confidential unless otherwise identified in writing by such Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their subsidiaries or Affiliates, or their respective business, other than any such information that is available to the Investors on a non-confidential basis prior to disclosure by such Credit.

11.16	Application under the CCAA

Each of the Borrower and the General Partner acknowledges that its business and financial relationships with the Investors are unique from its relationship with any other of its creditors. The Borrower shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Investors to be classified in the same class with any other creditor of the Borrower or the General Partner for purposes of such CCAA Plan.

11.17	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

11.18	Paramountcy.

In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall prevail.

11.19	Limitation of Liability.

NO CLAIM MAY BE MADE BY THE BORROWER, THE GENERAL PARTNER, STEELCO OR ANY OTHER PERSON AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY INVESTOR OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY INVESTOR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH OF THE BORROWER, THE GENERAL PARTNER AND STEELCO HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[signatures on the next following page]

ALGOMA DOCKS LIMITED PARTNERSHIP, by its general partner, ALGOMA DOCKS GP INC., as Borrower

By:	/s/ Joanna Anderson
	Name:	Joanna Anderson
	Title:	Director

ALGOMA DOCKS GP INC., as General Partner

By:	/s/ Joanna Anderson
	Name:	Joanna Anderson
	Title:	Director

ALGOMA STEEL INC., as Guarantor

By:	/s/ Joanna Anderson
	Name:	Joanna Anderson
	Title:	Director

Signature page to Senior Secured Term Loan Credit Agreement

CORTLAND CAPITAL MARKET SERVICES LLC, as Collateral Agent

By:	/s/ Matthew Trybula
	Name:	Matthew Trybula
	Title:	Associate Counsel

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

By:	/s/ Matthew Trybula
	Name:	Matthew Trybula
	Title:	Associate Counsel

Signature page to Senior Secured Term Loan Credit Agreement

GIP PRIMUS, L.P., as an Investor

BY: GLOBAL INFRASTRUCTURE PRIMUS GP,
L.P., its general partner

BY: GIM PRIMUS GP, LLC, its general partner

By:	/s/ Reiner Boehning
	Name:	Reiner Boehning
	Title:	CAPS Partner

	Address:	1345 Avenve of The Americas 30TH Floor New York, NY 10105

	Facsimile:	(855) 299-5167
	E-Mail:	reiner.boehning@global-infra.com

Signature page to Senior Secured Term Loan Credit Agreement

BRIGHTWOOD CAPITAL FUND III HOLDINGS SPV-3, LLC, as an Investor

By:	/s/ Phil Daniele
	Name:	Phil Daniele
	Title:	Chief Risk Officer
	Address:	810 Seventh Ave 26 FL New York, NY 10019

By:	/s/ Sengal Selassie
	Name:	Sengal Selassie
	Title:	Managing Member

Facsimile:
E-mail

Signature page to Senior Secured Term Loan Credit Agreement

BRIGHTWOOD CAPITAL FUND lll-U, LP, as an Investor

BY: BRIGHTWOOD CAPITAL FUND MANAGERS III, LLC, its general partner

By:	/s/ Phil Daniele
	Name:	Phil Daniele
	Title:	Chief Risk Officer

By:	/s/ Sengal Selassie
	Name:	Sengal Selassie
	Title:	Managing Member

Address: 810 Seventh Ave 26 FL New York, NY 10019

Facsimile:
E-mail

Signature page to Senior Secured Term Loan Credit Agreement

FORETHOUGHT LIFE INSURANCE COMPANY, as an Investor

By:	/s/ Gilles Dellaert
	Name:	Gilles Dellaert
	Title:	CIO

By:	/s/ Lorenzo Lorilla
	Name:	Lorenzo Lorilla
	Title:	Managing Director

	Address:	Four World Trade Center, 51st Floor
150 Greenwich Street New York, NY 10007

Facsimile:
	E-mail	Lorenzo.Lorilla@gafg.com

Signature page to Senior Secured Term Loan Credit Agreement